Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

TERRAPIN, INC.,

SABRE GLBL INC.,

TRAVELOCITY.COM LP,

THE TRAVELOCITY AFFILIATE SELLERS LISTED ON ANNEX A

AND

EXPEDIA, INC.

(solely for purposes of Section 7.20)

DATED AS OF JANUARY 23, 2015

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 23, 2015, is entered into by and among: (i) TERRAPIN, INC. (“Buyer”), a Nevada corporation; (ii) SABRE GLBL INC., a Delaware corporation (“Parent”); (iii) TRAVELOCITY.COM LP, a Delaware limited partnership (the “Seller”); (iv) those Affiliates of Seller listed on Annex A hereto to the extent such Affiliates hold Acquired Assets (collectively the “Travelocity Affiliate Sellers” and together with Parent and Seller, the “Sellers”); and (v) solely for purposes of Section 7.20, EXPEDIA, INC., a Washington corporation (“Guarantor”).

RECITALS

WHEREAS, the Sellers are engaged in the Business (as defined herein);

WHEREAS, Buyer, Seller and Parent are parties to the Second Amended and Restated Travel Solutions Marketing Agreement, dated June 18, 2014, as amended (the “Marketing Agreement”);

WHEREAS, Seller, Parent and Buyer are parties to that certain Put-Call Acquisition Agreement, dated as of March 6, 2014 (the “Put-Call Agreement”);

WHEREAS, the Sellers desire to sell and transfer to Buyer, and Buyer desires to acquire and assume from the Sellers, the Acquired Assets and the Assumed Liabilities for the consideration and under the specified terms and conditions as set forth herein;

WHEREAS, the respective boards of directors or other governing bodies, as applicable, of each of the Sellers and Buyer have determined that the transactions contemplated hereby are advisable and in the best interests of their respective companies and equityholders, have adopted and approved this Agreement and, accordingly, have agreed to effect the transactions provided for herein upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and to prescribe various conditions to such transactions.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

ACQUISITION OF ASSETS

1.1 Asset Acquisition. Pursuant to the terms and subject to the conditions of this Agreement, except as set forth in Section 1.2, each of the Sellers shall take all such actions necessary to convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, and Buyer shall acquire from each of the Sellers, all of the right, title and interest of any Seller in and to all of the Assets owned by any Seller or in which any Seller has any interest, in each case used in, held for use in, related to or reasonably necessary for, the operation of the Business, including all of the right, title and interest of any Seller in or to the following (but excluding the Excluded Assets) (collectively, the “Acquired Assets”):

(a) all of the Sellers’ rights under the contracts set forth on Schedule 1.1(a) (collectively, the “Assumed Contracts”);

(b) all Books and Records, including all Books and Records relating to Taxes imposed on any Acquired Assets or with respect to the Business (but excluding (i) Books and Records that form part of the general ledger of Parent or any of its Affiliates (other than Seller), (ii) Books and Records relating to any Tax period prior to the TSM Pre-Closing Tax Period and (iii) any Consolidated Tax Return), in each case used in, held for use in, related to or reasonably necessary for the operation of the Business (including Books and Records held on behalf of the Sellers through service providers (including Best Day) or other third parties (e.g., Omniture data and Google data)); provided, however, that Sellers shall deliver to Buyer, pursuant to the Transition Services Agreement, copies of any Books and Records used in, held for use in, related to or reasonably necessary for the operation of the Business and excluded from the Acquired Assets pursuant to clause (i) of this Section 1.1(b);

(c) all Acquired Intellectual Property;

(d) all Permits used in, held for use in, related to or reasonably necessary for, the operation of the Business or the ownership and use of the Acquired Assets, including those listed on Schedule 1.1(d), but only to the extent assignable to Buyer in accordance with applicable Law;

(e) all prepayments and prepaid expenses (e.g., marketing expenses under Assumed Contracts) of the Sellers used in, held for use in, related to or reasonably necessary for the operation of the Business, but only to the extent relating to Acquired Assets;

(f) all refunds, claims for refunds, prepayments and prepaid expenses or credits with respect to (i) TSM Taxes attributable to the TSM Pre-Closing Tax Period for which Buyer is liable under the Marketing Agreement and (ii) Taxes with respect to a Post-Closing Tax Period;

(g) all telephone and fax numbers (excluding telephone and fax numbers that are not consumer facing or not otherwise used for consumer facing commercial purposes), email addresses, online accounts and social media accounts, and all related login and password information, used in, held for use in, related to or reasonably necessary for the operation of the Business including those listed on Schedule 1.1(g);

(h) the goodwill and going-concern value of the Business;

(i) all known or unknown, liquidated or unliquidated, contingent or fixed, rights, claims (including counter-claims) or causes of action, choses in action, defenses, rights of recovery and rights of set-off of any kind, and indemnities against any Person that any Seller may have against any Person, in each case related to the Acquired Assets or the Assumed Liabilities and/or otherwise related to the Business, including any Encumbrances or other rights to payment or to enforce payment in connection with services performed by the Sellers with respect to the Business on or prior to the date hereof (other than Excluded Claims);

(j) all deposits, refunds, claims for refunds, credits, charges, sums and fees of the Sellers related to the Assumed Contracts; and

(k) all Buyer Shared Assets.

1.2 Excluded Assets. Notwithstanding anything herein to the contrary, Buyer expressly acknowledges and agrees that it is not purchasing or acquiring, and none of the Sellers nor any of their Affiliates is selling, assigning, transferring or conveying, pursuant to this Agreement any of the following Assets of the Sellers or any of their Affiliates (collectively, the “Excluded Assets”):

(a) any Assets not used in, held for use in, related to or reasonably necessary for the operation of the Business;

(b) all cash and cash equivalents and marketable securities of the Business, but excluding Buyer Cash;

(c) all equity interests of any Seller or any of its Affiliates;

(d) the minute books, stock records, stock certificates, Organizational Documents, corporate seals, corporate registers and similar documents of the Sellers or any of their Affiliates and any other books and records that the Sellers or their Affiliates are required to retain or are prohibited from disclosing or transferring to Buyer under applicable Law or pursuant to any agreement set forth on Schedule 1.2(d);

(e) all rights of the Sellers under Permits to the extent not transferable pursuant to applicable Laws or by the terms of any such Permit;

(f) all rights of the Sellers under this Agreement and the Ancillary Agreements;

(g) all known or unknown, liquidated or unliquidated, contingent or fixed, rights, claims (including counter-claims) or causes of action, choses in action, rights of recovery and rights of set-off of any kind, and indemnities against any Person that any Seller may have against any Person, in each case to the extent related to (i) an Acquired Asset, to the extent exclusively arising in, relating to or in respect of any period prior to the Closing; provided that any such rights, claims (excluding counter-claims), causes of action, choses in action, rights of recovery, rights of set-off and indemnities may not be asserted against a Person with whom Expedia has a then-current business relationship without the prior written consent of Buyer (in the case of an indemnity claim only, such written consent not to be unreasonably withheld), (ii) an Acquired Asset, arising in, relating to or in respect of periods both prior to and after the Closing (a “Straddle Claim”), but only to the extent that such rights, claims (excluding counter-claims) or causes of action, choses in action, rights of recovery and rights of set-off of any kind, and indemnities relate to the period prior to the Closing and if asserted by Sellers, subject to Section 5.15, (iii) any Liability arising under any Contract that does not constitute an Assumed Contract, (iv) an Excluded Liability, (v) any claim that the Sellers shall have asserted prior to the date hereof or (vi) as otherwise set forth on Schedule 1.2(g) (as may be amended from time to time upon the written consent of Seller and Buyer) (collectively, “Excluded Claims”);

(h) all Assets of (or related to) any Seller Plan and any related Contract between any Person and a Seller or any of its Affiliates;

(i) all rights and obligations of the Sellers to the extent arising under any Contracts (i) set forth on Schedule 1.2(i)(A), (ii) that are subject to Section 5.6(a) that are not assigned to Buyer after the Sellers have complied with Section 5.6(a), subject to Section 5.6(b) or (iii) which do not otherwise constitute Assumed Contracts; other than the rights to enforce, for the benefit of Buyer and the Business, the noncompete, nonsolicitation, confidentiality and other restrictive covenants to the extent relating to the Acquired Assets, the Assumed Liabilities or the Business to the extent set forth on Schedule 1.2(i)(B) (which rights shall constitute Acquired Assets hereunder);

(j) all deposits, refunds, credits, charges, sums and fees of the Sellers related to the operation of the Business (including with respect to Taxes), other than as provided in Section 1.1(e), Section 1.1(f) and Section 1.1(j);

(k) all financial and Tax records relating to (i) the Business that form part of the general ledger of Parent and (ii) any Tax period prior to the TSM Pre-Closing Tax Period; provided, however, that the Sellers shall deliver to Buyer pursuant to the Transition Services Agreement copies of any such records that are used in, held for use in, related to or reasonably necessary for the operation of the Business;

(l) all refunds, claims for refunds or prepayments of and prepaid expenses or credits with respect to Taxes with respect to the Acquired Assets or the Business attributable to any Pre-Closing Tax Period, other than as provided in Section 1.1(f);

(m) all insurance policies of the Sellers or any of their Affiliates, and all rights to applicable claims and proceeds thereunder;

(n) all Seller Shared Assets;

(o) (i) all attorney-client privilege and attorney work-product protection of the Sellers or associated with the Business as a result of legal counsel representing the Sellers or the Business to the extent relating to the structuring, preparation and negotiation of the transactions contemplated by this Agreement; (ii) all documents subject to the attorney-client privilege and work-product protection described in subsection (i); and (iii) all documents maintained by Seller to the extent relating to the structuring, preparation and negotiation of the transactions contemplated by this Agreement;

(p) all IT Assets; and

(q) all Accounts Receivable.

1.3 Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, Buyer shall assume and be responsible for all executory obligations arising pursuant to any Assumed Contract solely to the extent that such obligations (i) arise following the Closing and (ii) have not arisen in connection with a Default under such Assumed Contract occurring prior to the Closing (such obligations and Liabilities, collectively, the “Assumed Liabilities”).

1.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not pursuant to this Agreement or otherwise assume, or otherwise be responsible for, any Liabilities of the Sellers that are not Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:

(a) all Liabilities arising out of the ownership, use or operation of the Business or the Acquired Assets prior to the Closing, including all Liabilities for infringement, misappropriation or violation of any third party Intellectual Property or other rights relating to the operation of the Business or the ownership, use or license of the Acquired Intellectual Property prior to the Closing;

(b) any and all Liabilities of any Seller, whether arising before, on or after the date hereof, resulting from or arising out of the past, present or future ownership or use of any of the Excluded Assets;

(c) all Liabilities of the Sellers to any current or former equityholder of the Sellers, including any Liability to distribute to any such equityholder or otherwise apply all or any part of the Purchase Price;

(d) all Liabilities in respect of any Action against the Sellers (i) which shall have been asserted prior to the Closing or (ii) the basis of which shall have arisen out of, is related to or is in respect of periods prior to the Closing;

(e) all Indebtedness of any Seller;

(f) all Liabilities for (i) any Taxes of the Sellers (other than (a) Taxes imposed on the Acquired Assets with respect to a Post-Closing Tax Period, or (b) TSM Taxes attributable to the TSM Pre-Closing Tax Period for which Buyer is liable under the Marketing Agreement), including any Liability of any Seller for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, (ii) any Taxes with respect to the Pre-Closing Tax Period as a result of the operation of the Business or ownership or use of the Acquired Assets, including for the avoidance of doubt but not limited to, occupancy taxes or any taxes imposed on or related to providing, facilitating or otherwise involving the provision of hotel or room accommodations, lodging, or other similar services by any Governmental Authority, and including the Property Taxes allocated to the Sellers pursuant to Section 5.3(c), but excluding any TSM Taxes attributable to the TSM Pre-Closing Tax Period for which Buyer is liable under the Marketing Agreement, (iii) any TSM Taxes attributable to the TSM Pre-Closing Tax Period for which a Seller is liable under the Marketing Agreement, (iv) any Transfer Taxes required to be paid by any Seller pursuant to Section 5.3(h) and (v) any Taxes that result from the sale of the Acquired Assets;

(g) all intercompany payables of the Sellers;

(h) all accounts payable of the Sellers;

(i) all Liabilities arising out of or relating to the refund, adjustment, allowance, rebate or exchange in respect of, any product marketed or sold or service performed by any Seller, arising prior to the Closing;

(j) all Liabilities for or otherwise relating to any fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other Representatives and appraisal fees, costs and expenses) incurred or payable by any Seller in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby), in each case irrespective of whether any such fees, costs and/or expenses have been billed prior to the date hereof or will become payable or be billed on or after the date hereof;

(k) all Liabilities relating to or arising in connection with any Default under any Assumed Contract occurring prior to the Closing;

(l) all Excluded Employee Liabilities; and

(m) the Liabilities set forth on Schedule 1.4(m).

ARTICLE II

CLOSING

2.1 The Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 6:00 a.m. Pacific Time, contemporaneously with the execution and delivery of this Agreement.

2.2 Deliveries Prior to or at Closing.

(a) Deliveries by Buyer. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Sellers contained herein, Buyer has delivered (or caused to be delivered) to the Sellers contemporaneously with the execution and delivery of this Agreement the following:

(i) the Termination Agreement, dated as of the date hereof, by and among Guarantor, Parent and Seller, with respect to the termination of the Marketing Agreement and the Put-Call Agreement (the “Termination Agreement”), duly executed by Guarantor;

(ii) an amount equal to the Purchase Price, by wire transfer of immediately available funds to one or more accounts designated by Seller in writing prior to the date hereof;

(iii) a Transition Services Agreement (the “Transition Services Agreement”), duly executed by Buyer;

(iv) an Assignment and Assumption of Contract Rights and Obligations, duly executed by Buyer as of the date hereof (the “Assignment of Contract Rights”); and

(v) a GDS Side Letter Agreement, duly executed by Buyer as of the date hereof (the “GDS Side Letter Agreement”).

(b) Deliveries by the Sellers. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Buyer contained herein and in consideration of the Purchase Price to be paid to the Sellers, the Sellers have delivered (or caused to be delivered) to Buyer contemporaneously with the execution and delivery of this Agreement the following:

(i) the Termination Agreement, duly executed by Parent and Seller;

(ii) properly executed affidavit of Seller as contemplated by Section 5.3(f);

(iii) the Transition Services Agreement, duly executed by the applicable Sellers party thereto;

(iv) a Bill of Sale, duly executed by the Sellers as of the date hereof in favor of Buyer (the “Bill of Sale”);

(v) the Assignment of Contract Rights, duly executed by the applicable Sellers party thereto as of the date hereof; and

(vi) Assignments of Intellectual Property Rights, duly executed by the applicable Sellers party thereto as of the date hereof in favor of Buyer with respect to the Acquired Intellectual Property (the “Assignments of Intellectual Property Rights”).

2.3 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to such payment. To the extent that amounts are so withheld, such withheld amounts shall be promptly remitted to the appropriate Governmental Authority (with evidence of such remittance promptly provided to the Sellers) and treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer shall provide Sellers ten (10) days’ notice of its intent to withhold tax under this Section 2.3 and cooperate with Sellers to reduce any such Tax.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby jointly and severally represents and warrants to Buyer, as of the date hereof, except as otherwise set forth on the Disclosure Schedules, as follows:

3.1 Organization of the Sellers. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2 Authorization. Each Seller has all requisite organizational power and authority, and has taken all organizational actions necessary, (i) to execute and deliver this Agreement, each Ancillary Agreement to which it is a party and each instrument required to be executed and delivered by such Seller pursuant hereto, (ii) to consummate the transactions contemplated hereby and thereby and (iii) to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement, each Ancillary Agreement to which it is a party and each instrument required to be executed and delivered by such Seller pursuant hereto, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly approved by the applicable governing body of such Seller. No other organizational proceedings on the part of any Seller are necessary to authorize this Agreement, each Ancillary Agreement to which it is a party and each instrument required to be executed and delivered by such Seller pursuant hereto, and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and is, and upon execution and delivery of the Ancillary Agreements to which it is a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of such Seller enforceable against it in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3 Consents and Approvals. Except as set forth on Section 3.3 of the Disclosure Schedules or as would not reasonably be expected to be material to the Business, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person, and (b) no consent under any Contract or Permit from any other Person, is, in each case, required to be made or obtained by any Seller or any of their respective Affiliates in connection with the transfer of such Contract or Permit to Buyer hereunder or otherwise in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby by the Sellers.

3.4 No Conflict or Violation. Except as set forth on Section 3.4 of the Disclosure Schedules or, in the case of clauses (b), (c), (d) or (e) below, as would not reasonably be expected to be material to the Business, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any Seller with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of such Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance, restriction or limitation on use upon or with respect to any of the Acquired Assets (other than Permitted Encumbrances) owned or used by any Seller under any of the terms, conditions or provisions of any Contract (i) to which such Seller is a party or (ii) by which any Acquired Assets of such Seller are bound, (c) violate any Law or Court Order, (d) impose any Encumbrance, restriction or limitation on use upon any Acquired Assets (other than Permitted Encumbrances) or (e) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any Permits which constitute Acquired Assets.

3.5 Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement or as set forth on Section 3.5 of the Disclosure Schedules, since November 30, 2014 until the date of this Agreement, there has not been any:

(a) Material Adverse Effect;

(b) material damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Acquired Assets taken as a whole;

(c) waiver or release of any material right or claim of any Seller with respect to the Business;

(d) (i) hiring of any Service Provider with annual compensation (whether cash or otherwise) that may exceed $100,000 or (ii) material increase in, or any binding commitment to materially increase, as applicable, any wages, salaries or annual bonus opportunity for any Transferred Employee (except as required by any Law or the terms of any Seller Plan);

(e) amendment, cancellation or termination of, or Default under any Material Contract or Permit constituting an Acquired Asset;

(f) (i) imposition of any new Encumbrance, restriction or limitation on use of any material Acquired Assets (other than Acquired Intellectual Property), except Permitted Encumbrances arising in the ordinary course of business or (ii) license, sale, assignment or transfer of any material Acquired Assets (other than Acquired Intellectual Property);

(g) (i) imposition of any new Encumbrance, restriction or limitation on use of any material Acquired Intellectual Property, except Permitted Encumbrances arising in the ordinary course of business, (ii) sale, assignment, transfer, license (other than non-exclusive licenses entered into in the ordinary course of business consistent with past practices), abandonment, failure to maintain, dedication to the public or other disposition of any Acquired Intellectual Property, or (iii) any disposition or disclosure to any Person of any material Confidential Information not theretofore a matter of public knowledge, except for disclosures made pursuant to written agreements with confidentiality obligations with respect to such Confidential Information;

(h) acquisition (including by merger, consolidation or acquisition of equity or Assets) by any Seller of any interest in any Person or any division thereof, in each case in connection with the Business;

(i) incurrence of any obligation (other than any Excluded Liability) by any Seller to make any capital expenditure by any Seller with respect to the Business in excess of $1,000,000 individually or in the aggregate;

(j) (i) adoption of or change in any Tax or other accounting method, election, principle or practice or change in any annual Tax accounting period; (ii) new, or change in or revocation of any Tax election; (iii) settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; (iv) entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to Taxes; (v) surrender of any right to claim a Tax refund; (vi) filing of any amended Tax Return; or (vii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case (x) by or with respect to any Seller to the extent it relates to the Acquired Assets or the Business and (y) to the extent such action (i) relates to Taxes that exceed or are reasonably likely to exceed $1,000,000 or (ii) could result in a Tax liability to Buyer that exceeds or is reasonably likely to exceed $1,000,000.

(k) commencement of any proceeding for any voluntary liquidation, dissolution, or winding up of any Seller, including initiating any bankruptcy proceedings on behalf of any Seller; or

(l) agreement, whether oral or written, by any Seller to do any of the things described in the preceding clauses (a) through (m) other than as expressly provided for herein.

3.6 Real Property. Sellers do not have any interests in real property used in connection with the Business, except for Seller Shared Assets and Assets the access to which is provided under the Transition Services Agreement.

3.7 Tangible Personal Property. Sellers do not have any interests in any material Tangible Personal Property, except for Seller Shared Assets and Assets the access to which is provided under the Transition Services Agreement.

3.8 Title to and Sufficiency of Assets.

(a) Each Seller has, and each Seller will transfer or cause to be transferred to Buyer in accordance with this Agreement, good and valid title to the Acquired Assets, and upon the consummation of the transactions contemplated hereby, Buyer and/or its designated Affiliates will acquire good and valid title to all of the Acquired Assets, free and clear of any and/or all Encumbrances, restrictions or limitations on use, other than Permitted Encumbrances.

(b) The Acquired Assets constitute all of the material Assets of the Sellers and their Affiliates (other than Assets the access to which is provided under the Transition Services Agreement in accordance with the express terms thereof or the license set forth in Section 5.13(a) hereof and the Assets set forth on Section 3.8(b) of the Disclosure Schedules) necessary and sufficient for the operation of the Business.

(c) Since August 22, 2013, no Seller has transferred (other than to an Affiliate of such Seller) any Asset (other than any Asset that would constitute an Excluded Asset if held by a Seller on the date hereof) that would have otherwise been an Acquired Asset as set forth in the Put-Call Agreement, except as permitted by the Put-Call Agreement.

3.9 Contracts and Commitments.

(a) Section 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts relating to the operation of the Business (including oral agreements which shall be identified as such on Section 3.9(a) of the Disclosure Schedules) of the following categories to which any Seller is a party:

(i) marketing agreements and any white label agreements or other similar Contracts (other than insertion orders that are no longer in effect);

(ii) management agreement or Contract for the employment or engagement of any Service Provider on a full time, part time, consulting or other basis (x) providing for annual compensation which exceeds or is reasonably likely to exceed $100,000, (y) providing for the payment of any compensation or benefits upon the consummation of the transactions contemplated by this Agreement, or (z) otherwise restricting any Seller’s ability to terminate the employment or engagement of any Service Provider at any time for any lawful reason or for no reason without penalty or liability;

(iii) collective bargaining agreements or other Contracts with any labor union or similar organization that relate to any Service Provider;

(iv) licensing agreements, covenants not to sue, co-existence agreements, option, source code or technology escrow agreement, or other Contracts with respect to the creation, development, ownership, use, reproduction, modification, display, transfer or other disposition of any Acquired Intellectual Property excluding, for purposes of scheduling, any such Contracts for commercially available Software that has not been customized and that is available on and actually licensed by Seller pursuant to standard terms;

(v) Contracts (including one or more related Contracts with the same party) reasonably likely to involve actual or potential revenues, receipts, expenditures or Liabilities of the Business in excess of $750,000 per year;

(vi) promissory notes, loans, agreements, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments whereby any Encumbrance, restriction or limitation on use has been placed upon any Acquired Assets;

(vii) (x) Contracts containing currently or in the future effective covenants limiting the freedom of any Seller to engage in any line of business of the Business, compete with any Person, solicit or hire any Person or that otherwise has the effect of restricting any Seller from the development, manufacture, marketing or distribution of the products and services of the Business, including non-competition non-solicitation and standstill obligations, exclusivity rights and “most favored nation” provisions; or (y) Contracts that grant to any Person any currently or in the future effective options, rights of first refusal, first offer or co-sale or similar preferential rights to purchase any Acquired Assets;

(viii) Contracts that purport to bind or restrict, or to be enforceable against any Affiliate of the Sellers (other than the Sellers) or that would bind or restrict, or be enforceable against, any of Buyer’s Affiliates (other than Buyer) after the Closing;

(ix) Contract that contains any non-compete, non-solicitation or other covenants (including confidentiality provisions, if applicable) restricting or limiting the rights of any Service Provider to engage in or conduct any line of business of the Business or compete with any Person, in each case, that may have the effect of restricting the provision of services relating to the Business by such Service Provider after the Closing;

(x) Contracts with any equityholder or Affiliate of any Seller;

(xi) any Contract with any Governmental Authority (other than a Permit);

(xii) leases with respect to material Tangible Personal Property;

(xiii) Contracts with any Person listed in Section 3.19 of the Disclosure Schedules (other than standard form purchase orders, the form of which has been previously provided to Buyer);

(xiv) options for the purchase or lease of any property, real or personal, that constitutes or would otherwise constitute an Acquired Asset, whether such Seller shall be the grantor or grantee thereunder;

(xv) Contracts with respect to the future or past acquisition of any business or Person by merger, consolidation, asset purchase or any other means within the five (5) years prior to the date hereof;

(xvi) written warranties, guaranties, indemnities and or other similar undertakings with respect to contractual performance extended by any Seller (other than to the extent set forth in any Material Contract);

(xvii) joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses, costs or Liabilities by any Seller with any other Person; and

(xviii) Contracts involving the settlement of any Action or threatened Action, other than Tax Actions which do not exceed or are not reasonably likely to exceed $1,000,000.

(b) All of the Contracts set forth or required to be set forth on Section 3.9(a) of the Disclosure Schedules that constitute Acquired Assets (each a “Material Contract”) are legal, valid, binding and enforceable against such Sellers and, to the Knowledge of the Sellers, to each other party thereto, in accordance with their respective terms, except, to the extent applicable, as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). The Sellers have performed all material obligations required to be performed by the Sellers under such Material Contracts and no Seller has received any written (or to the Knowledge of the Sellers, oral) notice during the two (2) year period prior to the date hereof that it is in material Default under any such Contract. To the Knowledge of the Sellers, no event has occurred during the two (2) year period prior to the date hereof or circumstance exists that (with or without notice or lapse of time) may result in a material Default under, or give any Seller or any other Person the right to Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. To the Knowledge of the Sellers, no other party to any such Contract is in material Default under any Material Contract and the Sellers have not delivered any written (or to the Knowledge of the Sellers, oral) notice during the two (2) year period prior to the date hereof of renegotiation, termination, cancellation, breach or material Default under any such Material Contract.

(c) A true, correct and complete copy in all material respects of each written Material Contract set forth or required to be set forth on Section 3.9(a) of the Disclosure Schedules, including all amendments and supplements thereto, and an accurate written description of each oral Material Contract, has been delivered or made available (in a virtual data room or are publicly available in securities Law filings of Parent) to Buyer.

3.10 Permits.

(a) Section 3.10(a) of the Disclosure Schedules sets forth a complete list of all material Permits held by any Seller for use in, or in relation to, the operation of the Business. Each Seller owns or possesses such Permits free and clear of any and/or all Encumbrances and restrictions or limitations on use, except as would not materially impair the conduct of the Business. No Seller is in material Default, and no Seller has received any written (or to the Knowledge of the Sellers, oral) notice of any claim of material Default, with respect to any such Permit. No present or former equityholder or Representative of any Seller or any Affiliate thereof, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any such Permit (except in its capacity as a direct or indirect equityholder of any Seller).

(b) The Permits set forth on Section 3.10(a) of the Disclosure Schedules collectively constitute all of the material Permits required to permit each Seller to own and operate the Acquired Assets in the manner in which it currently owns and operates such Acquired Assets.

(c) The Business is, and has for the past two (2) years been, operated in all material respects in compliance with all applicable Laws material to the Business and the Acquired Assets taken as a whole.

3.11 Financial Statements. The Sellers have delivered or made available (in a virtual data room) to Buyer true, correct and complete copies of: (a) an unaudited balance sheet of the Business as of November 30, 2014 (the “Unaudited Balance Sheet”) and (b) a non-GAAP unaudited pro forma statement of revenue and EBITDA of the Business (which assumes a full year and full consumption curve of the Business operated under the Marketing Agreement) for the twelve month period ended December 31, 2014 (collectively, the “Financial Statements”). Each of the Financial Statements (including in all cases the notes and schedules thereto, if any) (i) is accurate and complete in all material respects; (ii) is consistent in all material respects with the Books and Records of the Business; (iii) presents fairly the financial condition and results of operations of the Business, in all material respects, as of the dates and for the periods referred to therein; and (iv) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except, in each of clauses (i) through (iii) above, to the extent any departure therefrom results from financial information or data provided by Buyer or its Affiliates.

3.12 Litigation. Except as set forth on Section 3.12 of the Disclosure Schedules, there are no, and during the two (2) year period prior to the date hereof there have not been any, material Actions pending, or to the Knowledge of the Sellers, threatened or anticipated (a) that are against any Seller and related to or materially affecting (i) the Business or any Acquired Assets or (ii) any officers or directors of any Seller in connection with the Business, (b) that are against any Seller or its Affiliates seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, or (c) in which any Seller is a plaintiff in connection with the Business. No Seller is in Default with respect to or subject to any Court Order in connection with the Business or any Acquired Assets, and there are no unsatisfied judgments against any Seller in connection with the Business or any Acquired Assets.

3.13 Intellectual Property.

(a) Intellectual Property Assets. Section 3.13(a) of the Disclosure Schedules sets forth a complete and accurate list of all (i) Registered Trademarks, and for each such Registered Trademark sets forth the mark or its image, the jurisdiction, the application/serial number or registration number, and the filing date or registration date, (ii) Registered Copyrights, and for each such Registered Copyright sets forth the title of the copyright, the jurisdiction, the copyright number, and the registration date for each Registered Copyright, and (iii) domain names included in the Acquired Intellectual Property registered by or on behalf of any Seller (including any domain names managed for a Seller by a third party). Without prejudice to Buyer’s rights pursuant to Section 5.12, Section 3.13(a) of the Disclosure Schedules contains all of the registered Intellectual Property or applications therefor included in the Acquired Intellectual Property. With respect to those domain names identified in Section 3.13(a)(iii) of the Disclosure Schedule that do not have a corresponding “expiration” date, such domain name registrations (other than those domain names managed by CitizenHawk) will not expire and no payments or filings are due within thirty (30) days after the Closing Date. To the Knowledge of Sellers, such domain names managed by CitizenHawk will not expire and no payments or filings are due within thirty (30) days after the Closing Date.

(b) Licensing Agreements. Subject to Section 5.6 (Third Party Consents) and any Contracts or other obligations binding on the Buyer or its Affiliates prior to the date hereof, following the date hereof, Buyer will be permitted to exercise all of the Sellers’ rights (as applicable) under the Material Contracts that relate to the Intellectual Property licensed thereunder by or to the Sellers on terms identical to those in effect as of the date of this Agreement and to the same extent the Sellers would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Sellers would otherwise be required to pay. Other than as expressly set forth in the written terms of the Material Contracts or as expressly described in Section 3.9(a) of the Disclosure Schedules, and except as set forth in Section 3.13(b) of the Disclosure Schedules, no Seller is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Acquired Intellectual Property.

(c) Ownership, Validity and Enforceability of Intellectual Property. The Registered Intellectual Property (other than those applications included therein) is valid, subsisting, to the Knowledge of the Sellers enforceable, and in full force and effect. The Registered Intellectual Property has not expired or been cancelled or abandoned and are not subject to any pending or, to the Knowledge of the Sellers, threatened Action, including any opposition, cancellation, interference or similar proceeding, or to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that challenges or impairs, or that could be reasonably expected to challenge or impair, the legality, validity, enforceability or ownership of such Intellectual Property. A Seller is listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner of each item of Registered Intellectual Property. A Seller exclusively owns all right, title, and interest in and to the Acquired Intellectual Property, free and clear of any and/or all Encumbrances except for Permitted Encumbrances. Except pursuant to the Material Contracts in Section 3.9(a) of the Disclosure Schedules, no other Persons have any right, title or interest in the Acquired Intellectual Property owned by the Sellers or any option, consent, right of first or last offer or other rights in or to a license to use such Acquired Intellectual Property. No Seller has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Acquired Intellectual Property owned by the Sellers, to any other Person or (ii) permitted such Seller’s rights in such Acquired Intellectual Property to enter into the public domain. There are no Contracts to which any Seller is a party under which any Governmental Authority acquires rights with respect to any Acquired Intellectual Property.

(d) Protection of Intellectual Property. The Sellers have taken commercially reasonable steps to obtain, maintain and protect the Acquired Intellectual Property. Without limiting the foregoing, (i) the Sellers have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of its trade secrets and Confidential Information, and any trade secrets and Confidential Information of third parties provided thereto, and (ii) to the Knowledge of the Sellers, there have been no unauthorized disclosures of any such Confidential Information or trade secrets. Without limiting the foregoing, each Seller has and enforces, and has had and enforced, a policy requiring each current and former Service Provider involved in the creation of Acquired Intellectual Property owned by the Sellers to execute work-for-hire, assignment, invention assignment, proprietary information, and confidentiality agreements (as applicable) to protect such Acquired Intellectual Property. Without limiting the foregoing, all Service Providers that have created, invented or improved any Acquired Intellectual Property owned by the Sellers used or held for use by any Seller have executed valid and binding agreements in which they have irrevocably assigned (as opposed to only having agreed at some future date to assign) exclusive ownership of all of their rights in and to such Intellectual Property to such Seller. To the Knowledge of the Sellers, no party to any such agreement is in material breach thereof.

(e) No Infringement. Except as would not be material to the Business, none of (a) the use or other exploitation of the Acquired Intellectual Property owned by the Sellers as used in the Business or (b) the operation of the Business (i) infringes, conflicts with, misappropriates, or otherwise violates (and have not in the past infringed, conflicted with, misappropriated or otherwise violated) any rights of any Person in or to any Intellectual Property, (ii) violates (and have not in the past violated) any rights of any Person to privacy or publicity, or (iii) constitutes (and have not in the past constituted) unfair competition or trade practices under the laws of any jurisdiction to which any Seller is subject. No Action is pending or, to the Knowledge of the Sellers, threatened against any Seller, and no Seller has received any written charge, claim, demand, notice or complaint (x) claiming that the Acquired Intellectual Property owned by the Sellers or the operation of the Business infringes, conflicts with, misappropriates, or otherwise violates the rights of any Person in or to any Intellectual Property (including any claim that any Seller must license or refrain from using any Intellectual Property of any third Person), (y) challenging any Seller’s rights in the Acquired Intellectual Property owned by the Sellers, including the right to use, transfer or license any such Acquired Intellectual Property, or (z) challenging the validity or enforceability of any Acquired Intellectual Property owned by the Sellers.

(f) No Third Party Infringers. Other than pursuant to a Material Contract, no other Person has the right to use any Registered Trademarks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such Registered Trademarks. To the Knowledge of the Sellers, no other Person is engaging in any activity or using any Intellectual Property that infringes upon, misappropriates or otherwise violates any of the Acquired Intellectual Property owned by the Sellers.

(g) No Order. There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter-partes or adversarial-related, or government-imposed obligations to which any Seller is a party or, to the Knowledge of the Sellers, any Seller is otherwise bound, other than licenses of Intellectual Property to or from the Sellers, that restrict the rights of any Seller to use, transfer, license or enforce any Acquired Intellectual Property or grant any third party any right with respect to any Acquired Intellectual Property.

(h) Privacy. Each of the Sellers complies and has complied in all material respects with all applicable Privacy Laws and contractual obligations, Parent’s Customer Data Retention Standard and binding customer facing terms of use and privacy policies relating to privacy, data protection, data security and the collection, storage, retention, transmission, disposal, processing, disclosure and use of Personal Data (collectively, “Data Handling”) by any Seller in the conduct of the Business. Each of the Sellers takes and has taken commercially reasonable measures to ensure that Personal Data is protected against unauthorized access, use, modification, disclosure or other misuse. Any Personal Data transmitted to third parties over external networks is transmitted in an encrypted manner. No claim or other Action relating to any improper Data Handling, or a breach in the security, of any Personal Data has been asserted, or, to the Knowledge of the Sellers, is threatened against any Seller. The Sellers have at all times made all disclosures to users or customers required by applicable Privacy Laws and none of such disclosures has been in violation of any applicable Privacy Laws. To the Knowledge of the

Sellers, there have been no unauthorized processing or disclosures of access to data or any intrusions or breaches of security, relating to any Personal Data. The transactions contemplated hereby will not violate any Privacy Law, contractual obligations and customer facing terms of use and privacy policies or other Law relating to Personal Data or Data Handling.

(i) Transaction. The transactions contemplated by this Agreement and the Ancillary Agreements will not, with or without notice or the lapse of time result in, as a result of any Contract binding on Seller or its Affiliates other than those Contracts set forth in Schedule 3.9(a): (i) any Seller or Buyer granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) any Seller or Buyer being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party, (iii) or give any other Person the right or option to cause or assert, a loss of, or Encumbrance on, restriction or limitation on use, or impairment of, any Acquired Intellectual Property, or any Registered Intellectual Property to cease to be valid and enforceable, or (iv) or give any other Person the right or option to cause or assert, breach of any Contract covering any Acquired Intellectual Property; except, in each case, as would not be reasonably be expected to be material to the Business. Following the Closing and except as otherwise restricted pursuant to a Contract binding on Buyer or its Affiliates prior to the date hereof, Buyer will be permitted to cause to be exercised all of the rights of the Sellers under the Acquired Intellectual Property to the same extent the Sellers would have been able had the transactions contemplated by this Agreement not occurred. Following the Closing, except as otherwise restricted pursuant to the terms of any Contract covering any Acquired Intellectual Property or pursuant to a Contract binding on Buyer or its Affiliates prior to the date hereof, all Acquired Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third-party. As used in this Section 3.13(j), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby, so long as the Buyer operates the acquired business in substantially the same manner and extent as the operation of the Business.

(j) Open Source. Section 3.13(k) of the Disclosure Schedules sets forth a complete and accurate list of all Open Source Materials included in the Acquired Intellectual Property owned by the Sellers, including a brief description of such Open Source Materials and the terms under which such Open Source Materials were licensed or distributed. Sellers are in compliance with the terms and conditions of all licenses for such Open Source Materials, including all copyright notice and attribution requirements. Sellers have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, (ii) distributed Open Source Materials in conjunction with, or (iii) used Open Source Materials in connection with, any Software included in the Acquired Intellectual Property owned by the Sellers, in such a way that, with respect to (i), (ii) or (iii), requires (or would, as a condition of use, modification and/or distribution of such Open Source Materials, require) any source code of Software included in the Acquired Intellectual Property owned by the Sellers to be (A) offered, disclosed, or distributed, (B) licensed for the purpose of making derivative works, or (C) redistributed at no charge, in each case to any Person.

3.14 Labor Matters.

(a) Labor Disputes. No Seller is or has, within the last three (3) years, been bound by any collective bargaining or similar agreement with respect to any Employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Knowledge of the Sellers, threatened against any Seller relating to any Employees, and no Seller has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three (3) years. There are no labor unions or other organizations representing, purporting to represent and, to the Knowledge of the Sellers, no union organization campaign is in progress with respect to, any Service Providers. There are no material unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority or, any material grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Sellers, threatened by or on behalf of any Service Providers.

(b) Compliance with Law. The Sellers are in material compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of current, former and prospective Employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, in each case, with respect to the Employees.

(c) Employees; Contractors.

(i) Section 3.14(c)(i) of the Disclosure Schedules contains a list of the names, principal work location and leave status of all current employees of the Sellers that are primarily dedicated to the Business (“Employees”).

(ii) Section 3.14(c)(ii) of the Disclosure Schedules contains a list of the names and principal work location of all contractors that are primarily dedicated to the Business (“Contractors”).

(iii) The Sellers have delivered or made available (in a virtual data room) to the Buyer (A) a list of the current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off of the Employees and each such Employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position and (B) a list of the wages of the Contractors. No Employee or Contractor has provided notice to the Seller of the termination of his or her employment or engagement.

(d) Payment of Compensation. Except as otherwise provided in Section 3.14(d) of the Disclosure Schedules, each Seller has timely paid or provided in full when due to their respective Service Providers all wages, salaries, commissions, bonuses and other compensation due to or on behalf of such Service Providers, as required by Law or by the terms of a Seller Plan, on or prior to the date hereof; and there is no material claim with respect to payment or provision of any wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Sellers, threatened before any Governmental Authority with respect to any current Service Providers.

3.15 Employee Benefit Plans.

(a) Qualified Plans. Each Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Seller Plan and, to the Knowledge of the Sellers, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Seller Plan. Each trust established in connection with any Seller Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(b) Certain Seller Plans. No Seller Plan is, and no Seller nor any ERISA Affiliate thereof maintains, sponsors or contributes to, or has at any time maintained, sponsored or contributed to, or has any Liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a plan maintained by more than one employer (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), in each of (i) through (iv), with respect to which Buyer or any of its affiliates may have any Liability after the Closing.

(c) Post-Termination Benefits. No Seller has any obligation with respect to which Buyer or any of its affiliates may have any Liability after the Closing to provide (whether under an Seller Plan or otherwise) health, accident, disability, life insurance, death or other welfare benefits to any current or former Service Provider (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of service or retirement of such Service Provider, other than as required under Section 4980B of the Code or any similar applicable Law.

(d) Certain Payments. Except as set forth on Section 3.15(f) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current Service Provider to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

3.16 Transactions with Certain Persons. Except as set forth on Section 3.16 of the Disclosure Schedules, no equityholder or Representative of any Seller is presently, or within the past three (3) year period has (a) been a party to any material Contract with any Seller with respect to the Business (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (in each case other than for services as officers, directors or employees of the Sellers) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as an equityholder, officer, director, trustee or partner; (b) been engaged in competition with the Business; or (c) had business dealings or a material financial interest in any transaction with any Seller with respect to the Business (other than business dealings or transactions conducted in the ordinary course of business with any Seller at substantially prevailing market prices and on substantially prevailing market terms, and except through direct or indirect ownership of equity interests in any Seller).

3.17 Certain Payments. During the past five (5) years, no such Seller, nor any of its Representatives or any other Person affiliated with or acting for or on behalf of such Seller, has directly or indirectly, with respect to the Business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller or any of their respective Affiliates, in each case described in clauses (i)-(iii) in violation of any Laws (including the United States Foreign Corrupt Practices’ Act, as amended, and any similar Law of any jurisdiction in which the Business is conducted). No Seller has participated, directly or indirectly, in any boycotts or other similar practices affecting any of the actual or potential customers or advertisers of the Business.

3.18 Tax Matters.

(a) Each of the Sellers has timely filed or caused to be timely filed with the appropriate Governmental Authorities all material Tax Returns required to be filed with respect to the Acquired Assets and the Business. All such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by each Seller with respect to the Acquired Assets and the Business (whether or not shown on any Tax Return) have been paid. None of the Sellers is currently the beneficiary of any extension of time within which to file any such Tax Return. For each Seller, no claim has ever been made by a Governmental Authority in a jurisdiction in which the Seller does not file a Tax Return that the Seller is or may be subject to taxation by that jurisdiction with respect to the Acquired Assets or the Business.

(b) There are no disputes, claims, audits, investigations, notices of deficiency or assessments concerning any Tax Liability of any Seller which exceeds or is reasonably likely to exceed $500,000 relating to any Acquired Assets or the Business that are pending or threatened either in writing or otherwise to the Knowledge of the Sellers. No Seller has waived any statute of limitations in respect of Taxes which exceed or are reasonably likely to exceed $500,000 which waiver has not yet expired or agreed to any extension of time with respect to a Tax assessment or deficiency which extension has not yet run, in each case, relating to any Acquired Asset or the Business.

(c) There is no Encumbrance for Taxes on or against any Acquired Assets, other than for Permitted Encumbrances.

(d) No Acquired Asset (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code.

(e) None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code.

(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in or could properly be characterized as an “excess parachute payment” under Section 280G of the Code or any corresponding provision of state, local or foreign Tax Law.

3.19 Vendors; Revenue Sources.

(a) Section 3.19(a) of the Disclosure Schedules accurately lists for the year ended December 31, 2014: the names of the twenty (20) largest vendors of the Business (by total purchases), showing the total purchases from each such vendor during such period. Since November 30, 2014, there has been no material adverse change in the business relationships of any Seller with any current vendor named or required to be named on Section 3.19(a) of the Disclosure Schedules. Since November 30, 2014 through the date of this Agreement, no Seller has received any written communication from any current vendor named or required to be named on Section 3.19(a) of the Disclosure Schedules of any intention to terminate or materially reduce sales of services or products to any Seller relating to the Business.

(b) Section 3.19(b) of the Disclosure Schedules accurately lists for the year ended December 31, 2014: the names of the nine (9) largest third party revenue sources of the Business (but excluding Buyer). Since November 30, 2014, there has been no material adverse change in the business relationships of any Seller with any current third party revenue source named or required to be named on Section 3.19(b) of the Disclosure Schedules. Since November 30, 2014 through the date of this Agreement, no Seller has received any written communication from any current third party revenue source named or required to be named on Section 3.19(b) of the Disclosure Schedules of any intention to terminate or materially reduce purchases of services or products from any Seller relating to the Business.

3.20 No Brokers. None of the Sellers nor any of their respective equityholders, Representatives or Affiliates have employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Sellers, Buyer or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers, as of the date hereof, as follows:

4.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2 Authorization. Buyer has all requisite organizational power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved. No other organizational proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, upon execution and delivery of the Ancillary Agreements to which Buyer is or will be a party, such Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

4.3 No Conflict or Violation. Except as set forth on Schedule 4.3, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by Buyer, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will violate any Law or Court Order or require Buyer to obtain any approval of any Governmental Authority, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

4.4 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of funds available to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

4.5 No Brokers. Neither Buyer, nor any of its equityholders, Representatives or Affiliates have employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of any Seller, Buyer or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE V

COVENANTS

The Sellers and Buyer each covenant and agree with the other as follows:

5.1 Confidentiality, Non-Solicitation and Non-Competition.

(a) Confidentiality. Each of the Sellers acknowledges that it has had access to Confidential Information and that such Confidential Information is confidential and proprietary to the Business and constitutes valuable trade secrets of the Business, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill. Each of the Sellers acknowledges that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of Buyer and its Affiliates and their respective customers, partners, vendors, advertisers, and other third party service providers, an invasion of privacy, or an improper disclosure of trade secrets. Each of the Sellers agrees that a substantial portion of the Purchase Price is being paid for (and that the Assumed Liabilities are being assumed in partial consideration for) such Confidential Information and that it represents a substantial investment having great economic and commercial value to Buyer and its Affiliates, and constitutes a substantial part of the value to Buyer and its Affiliates of the Acquired Assets and the Business. Each of the Sellers further acknowledges that Buyer and its Affiliates and the Business would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer and its Affiliates. During the period beginning on the date hereof and ending on the five (5) year anniversary of the date hereof, each of the Sellers covenants and agrees that it shall not, directly or indirectly, and shall cause any Affiliates and any other Persons acting on such Seller’s behalf not to, without the prior written consent of Buyer, disclose, use, exploit, furnish or make accessible to anyone or any other Person, any such Confidential Information, except to the extent such disclosure or use is required by applicable Law or Court Order (in which event such Seller shall, to the extent practicable, inform Buyer in advance of any such required disclosure, shall cooperate with Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required use or disclosure, and shall limit such use or disclosure to the extent reasonably possible while still complying with such requirements).

(b) Non-Solicitation.

(i) Each Seller shall not and each Seller shall cause its Affiliates not to, directly or indirectly, on behalf of itself or any other Person solicit or attempt to solicit during the period beginning on the date hereof and ending on the thirty-month anniversary of the date hereof (the “Restricted Period”), the employment of any Transferred Employee or otherwise encourage, induce, solicit or attempt to encourage, induce or solicit any Transferred Employee to leave the employment of or engagement with Buyer or any of its Affiliates; and

(ii) Each of the parties agree that during the period beginning on the date hereof and ending on the one-year anniversary of the date hereof, Buyer and each Seller (Buyer on the one hand, and each Seller, on the other hand, each an “Employer” with respect to its Restricted Employee) shall not and shall cause their respective Affiliates not to, directly or indirectly, on behalf of itself or any other Person solicit or attempt to solicit, the employment of any Restricted Employee or otherwise encourage, induce, solicit or attempt to encourage, induce or solicit any Restricted Employee to leave the employment of or engagement with Buyer or any of its Affiliates; provided, however, the foregoing restrictions in clauses (i) and (ii) shall not apply to (A) any general advertisement or use of search firms or recruiters (or hiring as a result thereof) which is not directed at Transferred Employees or Restricted Employees or (B) the hiring of any Transferred Employee or Restricted Employee with the prior written consent of Buyer or Seller as the case may be. For purposes of this Section 5.1(b)(ii), the term “Restricted Employee” shall mean any employee of Employer with whom the other party had contact during the course of the Marketing Agreement or during the negotiation of the transactions contemplated in this Agreement.

(c) Non-Competition. Each Seller agrees that during the Restricted Period, such Seller shall not (and shall not take any steps toward or preparations in respect of) and shall cause its Affiliates not to (or take any steps toward or preparations in respect of), directly or indirectly (including through any other Seller or Affiliate), either for itself or for any other Person, own, manage, control or in any other manner engage in a Competing Business; provided, that the foregoing shall not apply to or in any way restrict (i) being the owner of an aggregate of not more than five percent (5%) of the outstanding equity securities of a publicly traded company, (ii) acquiring any business or interest in any entity (the “Acquired Business”), part of which comprises a Competing Business, where the Competing Business forming part of the Acquired Business was not the principal reason for the acquisition (and in any event represents less than 15% of the total revenues underlying such acquisition) but was merely incidental thereto, (iii) the businesses of lastminute.com LLC or any of its direct or indirect subsidiaries or (iv) doing business with a Competing Business in connection with the following business units of Parent and its Affiliates (other than Seller): travel network, hospitality solutions and airline solutions, in each case, as described in the most recently filed Form S-1 or annual report on Form 10-K of Sabre Corporation (“Holdings”). For purposes of this Section 5.1(c), the term “Competing Business” means an online travel agency which provides services of the type provided by the Business and which is directed at retail consumers.

(d) Each Seller hereby expressly acknowledges that (i) the covenants contained in Sections 5.1(a)-(c) are integral to the purchase of the Acquired Assets and the assumption of the Assumed Liabilities by Buyer and that without the protection of such covenants, Buyer would not have entered into this Agreement, (ii) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto and such Seller will receive significant benefits in connection with the transactions contemplated by this Agreement, (iii) the restrictions and agreements applicable to such Seller in this Agreement are reasonable in all respects (including subject matter and time period), and are necessary for the protection and preservation of Buyer and the Business and that, without such protection, Buyer’s and the

Business’ customer and vendor relationships and competitive advantages would be materially and adversely affected, (iv) that money damages will be impossible to calculate and may not adequately compensate Buyer in connection with an actual or threatened breach by such Seller or any of its Affiliates of the provisions of Sections 5.1(a)-(c) and that Buyer shall be entitled to obtain, in addition to all other remedies permitted under this Agreement, specific performance of such Seller’s obligations contained in Sections 5.1(a)-(c) in accordance with Section 7.14 hereof. Further, if at any time the final judgment of a court of competent jurisdiction holds that the restrictions in this Agreement are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that this Agreement shall be enforceable as so modified to cover such maximum period, scope or area. Each Seller hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the covenants in Sections 5.1(a)-(c) should such enforcement ever become necessary. In addition, in the event of a breach of Sections 5.1(b) or 5.1(c), the Restricted Period shall be tolled until such breach has been duly cured.

(e) No-Hire. Buyer agrees that, for the period commencing on the Closing and expiring on the six-month anniversary of the Closing, in connection with the Business or in connection with the Expedia-branded business, neither it nor any of its Affiliates shall, directly or indirectly, solicit for employment, make an offer of employment, employ or enter into any similar arrangement with any Employee set forth on Schedule 5.1(e).

5.2 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties hereto agree, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder.

5.3 Tax Matters.

(a) The Purchase Price (plus any Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated among the Acquired Assets and the covenant not to compete contained in Section 5.1(c) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). A preliminary Allocation shall be delivered by Parent (on behalf of the Sellers) to Buyer within forty-five (45) days after the date hereof for Buyer’s review and comment. Buyer shall provide its comments to the preliminary Allocation within fifteen (15) days after receipt thereof. Buyer and the Sellers will work in good faith and in an expedient manner to resolve any disputes with respect to the preliminary Allocation and reach agreement on the Allocation within sixty (60) days. If Buyer and Parent are unable to resolve any such dispute, such dispute shall be resolved in accordance with the procedures set forth on Schedule 5.3(a). If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth above or otherwise as mutually agreed by Buyer and Parent (on behalf of the Sellers).

(b) Buyer and the Sellers (and their Affiliates) shall file all Tax Returns (including IRS Form 8594) consistent with the Allocation to the extent permitted under applicable Tax Law. Neither Buyer nor the Sellers (or their Affiliates) shall take any Tax position inconsistent with such Allocation, and neither Buyer nor the Sellers (or their Affiliates)

shall agree to any proposed adjustment to the Allocation by any Governmental Authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or the Sellers (or their Affiliates) from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Buyer nor the Sellers (or their Affiliates) shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation. Not later than thirty (30) days prior to the filing of their respective IRS Form 8594 relating to this transaction, each of Buyer and the Sellers shall deliver to the other party a copy of its IRS Form 8594.

(c) To the extent not otherwise provided in this Agreement, the Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets attributable to any Pre-Closing Tax Period and any Property Taxes that are TSM Taxes attributable to the TSM Pre-Closing Tax Period for which the Sellers are liable under the Marketing Agreement, and Buyer shall be responsible for all Property Taxes levied with respect to the Acquired Assets attributable to any Post-Closing Tax Period and any Property Taxes that are TSM Taxes attributable to the TSM Pre-Closing Tax Period for which Buyer is liable under the Marketing Agreement. All Property Taxes levied with respect to the Acquired Assets for a Straddle Period shall be apportioned between Buyer and the Sellers based on the number of days of such Straddle Period included in the portion constituting a Pre-Closing Tax Period and the number of days of such Straddle Period included in the portion constituting a Post-Closing Tax Period. The Sellers shall be liable for the proportionate amount of such Property Taxes attributable to the portion of such Straddle Period constituting a Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the portion of such Straddle Period constituting a Post-Closing Tax Period; provided, however, that to the extent any Straddle Period includes the TSM Pre-Closing Tax Period, TSM Taxes for such portion of the Straddle Period that includes the TSM Pre-Closing Tax Period shall be allocated among Buyer and the Sellers in accordance with the Marketing Agreement, and notwithstanding anything to the contrary in this Section 5.3, the provisions of the Marketing Agreement shall control to the extent any Property Taxes are TSM Taxes attributable to the TSM Pre-Closing Tax Period, including the portion of a Straddle Period that includes the TSM Pre-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.3(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or the Sellers make any payment for which it is entitled to reimbursement under this Section 5.3(c), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(d) Buyer and the Sellers each agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business, including access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Sellers (or their Affiliates), the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided that Buyer will not be permitted to inspect or otherwise review any Consolidated Tax Return. Buyer and the Sellers shall each retain all Books and Records with respect to Taxes pertaining to the Acquired Assets and the Business until the latest of (i) seven (7) years following the date hereof,

(ii) the expiration of any applicable statute of limitations (or in the absence of an applicable statute of limitations, indefinitely), or (iii) the date of any relevant Final Determination with respect to Taxes. Buyer and the Sellers shall each cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Acquired Assets, the Business or the Allocation.

(e) Each of the Sellers shall promptly notify Buyer in writing (i) upon receipt by such Person of any pending or threatened Tax inquiries, claims, audits or assessments or (ii) prior to the decision by Sellers to pursue any “VDA” (any such inquiry, claim, assessment, audit or similar event, or decision to pursue a VDA, a “Tax Proceeding”) relating to the income, properties or operations of such Person that may reasonably be expected to relate to or give rise to an Encumbrance, restriction or limitation on use upon the Acquired Assets or otherwise adversely affect the Acquired Assets or the Business with respect to any Post-Closing Tax Period or the TSM Pre-Closing Tax Period, including any and all tax claims and assessments relating to hotel occupancy and car rental. Each of Buyer and the Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation. Any failure to promptly notify the other party of any Tax Proceeding shall not relieve such other party of any Liability with respect to such Tax Proceeding except to the extent such party was actually prejudiced as a result thereof. Buyer shall have sole control of the conduct of all Tax Proceedings related to the Acquired Assets or the Business, including any settlement or compromise thereof, provided, however, (i) to the extent any Tax Proceeding relates to Taxes with respect to a Pre-Closing Tax Period, the Sellers shall control such Tax Proceeding at their own expense and the Sellers (x) shall promptly notify Buyer in writing of any such Tax Proceeding and (y) shall not settle such Tax Proceeding in whole or in part (including entering any closing agreements or participating in any VDA) without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed or withheld and (ii) to the extent any Tax Proceeding relates to TSM Taxes attributable to the TSM Pre-Closing Tax Period, the provisions of Section 17.3 or 17.9 of the Marketing Agreement shall determine which party shall control such Tax Proceeding. In the event of any conflict between the provisions of this Section 5.3(e) and Section 6.4, this Section 5.3(e) will control. For purposes of this Section 5.3(e), “VDA” means any voluntary disclosure arrangement or proceeding or similar administrative process.

(f) Seller has delivered to Buyer a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying the Seller’s non-foreign status in a form mutually agreeable to the parties hereto.

(g) The Sellers have provided a clearance certificate or similar document(s) to the extent required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

(h) All transfer, stamp, documentary, sales, use, registration, value-added, conveyance, recording and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne equally by the Sellers, on one hand, and by Buyer, on the other hand. The party required by applicable Law shall file any Tax Returns with respect to such Transfer Taxes within the time period prescribed by Law, and the Sellers or Buyer, as the case may be, shall promptly reimburse the other party(ies) for any Transfer Taxes paid by the other party(ies) (or their Affiliates) for which the Sellers or Buyer, as the case may be, are responsible hereunder upon receipt of written notice that such Transfer Taxes are so payable.

(i) Until the date that is seven (7) years from the date hereof, Seller shall not under the corporate, limited liability company or partnership laws of the relevant state liquidate, or cause to be liquidated, Seller; provided, however, that Seller shall not liquidate, or cause to be liquidated prior to the date that is ten (10) years from the date hereof, if there is any Action pending or if there are any open Tax audits or unpaid assessments related to Taxes with respect to Seller.

(j) Any payments made to any party pursuant to this Section 5.3 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and the Sellers on their Tax Returns to the extent permitted by applicable Law.

5.4 Employee Matters.

(a) Offers of Employment. Schedule 5.4(a) sets forth the Employees (the “Potential Employees”). Buyer shall make formal offers of employment to the Potential Employees no later than the date next-following the Closing Date (the “Offer Date”), with such offers to remain open until the close of business, Dallas, TX local time, on Monday, January 26, 2015. Each such offer of employment shall provide for employment (i) at a base salary or wage rate that is no less than the base salary or wage rate, as applicable, provided to such Potential Employee immediately prior to the Closing as set forth in a schedule previously provided to Buyer in folder VIII in the virtual data room, (ii) at an annual cash bonus incentive opportunity that is no less favorable than that provided to such Potential Employee by Sellers for calendar year 2014 as set forth in a schedule previously provided to Buyer in folder VIII in the virtual data room and (iii) in a position reasonably commensurate with such Potential Employee’s skill set as determined by Buyer in good faith. The Sellers shall cooperate with and use their commercially reasonable efforts to make such Potential Employees accessible to Buyer. With respect to each Employee that accepts an offer of employment with Buyer or its Affiliates, whether upon or following the Closing, the Sellers shall terminate for all purposes (including under all Seller Plans) the employment of each such Employee, effective (i) immediately prior to the Closing for those Employees who commence employment with Buyer or its Affiliates at Closing, and (ii) immediately prior to commencing employment with Buyer or its Affiliates for those Employees who commence employment with Buyer or its Affiliates after Closing. Each Employee who so commences employment with Buyer or an Affiliate thereof, whether upon or following the Closing, shall hereinafter be referred to as a “Transferred Employee” as of the Closing.

(b) No Severance Obligations. Buyer and the Sellers intend that the transactions contemplated by this Agreement shall not result in a severance of employment of any Transferred Employee for purposes of any Seller Plan and that the Transferred Employees will have continuous and uninterrupted employment for such purposes immediately before and immediately after the date hereof, and Buyer and the Sellers shall make reasonable efforts to ensure the same. In furtherance of the foregoing, as of and after the Closing, Buyer shall, to the extent permitted under the applicable plan, policy or arrangement, give each Transferred Employee full credit for purposes of eligibility to participate, vesting and level of benefits under each employee benefit plan, policy or arrangement (excluding, for the avoidance of doubt, any equity compensation or other incentive plans or programs) maintained by Buyer in which the Transferred Employees participate following the Closing (each, a “Buyer Plan”) for such Transferred Employee’s service prior to the Closing with Seller and its Affiliates and predecessor entities, to the same extent such service is recognized by Seller immediately prior to the Closing (other than as would result in a duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan). With respect to each Buyer Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), to the extent permitted under the terms of the applicable Buyer Plan, Buyer or its Affiliates shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions, actively-at-work requirements, evidence of insurability and required physical examinations with respect to the Transferred Employees and their eligible dependents (except to the extent such limitations, exclusions or requirements would have applied under comparable Seller Plans) and (ii) give credit, in the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, for all claims incurred and amounts paid by, and amounts reimbursed to, Transferred Employees and their eligible dependents under comparable Seller Plans in which the Transferred Employees and their eligible dependents participated during the plan year in which the Closing occurs (to the extent such credit would have been given under comparable Seller Plans prior to the date hereof).

(c) Accrued Bonuses. The Sellers shall pay to each Transferred Employee at such time as the 2014 annual bonuses are paid to employees generally in accordance with the applicable Seller Plan, but in no event later than March 15, 2015, such Transferred Employee’s annual bonus for 2014 services. The amount of the annual bonus paid to each Transferred Employee shall be based upon the target bonus set forth opposite such Transferred Employee’s name on Schedule 5.4(a) and determined by reference to attainment of applicable 2014 employer and individual performance objectives, as determined in accordance with the applicable Seller Plan (disregarding any continued employment obligations that may apply to any such bonuses). In addition, at Closing or at the Sellers’ first payroll run following Closing, Sellers shall pay to each Transferred Employee any other bonus amount to which such Transferred Employee is entitled in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall any annual bonus or other incentive or bonus payable in accordance with this Section 5.4(c) be reduced or adversely affected, in any case, by reason of the Transferred Employee’s termination of employment with Sellers and/or commencement of employment with Buyer in connection with the transactions contemplated by this Agreement.

(d) Paid Time Off; Vacation. Upon each Transferred Employee’s termination of employment in accordance with Section 5.4(a), the Sellers shall pay to such Transferred Employee the full balance of his or her accrued vacation and paid time off as of such termination date if and to the extent required by applicable Laws.

(e) WARN Act. Without limiting any other provision hereof, the Sellers shall be solely responsible for complying with the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) and any and all obligations under other applicable regulations requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Employees as a result of any action by any Seller on or prior to the Closing, or following the Closing with respect to any Employee who does not become a Transferred Employee for any reason. The Sellers shall indemnify and hold harmless Buyer and its Affiliates against any and all liabilities arising in connection with any failure of Seller to comply with the foregoing requirements of this Section 5.4(e) as a result of any action by any Seller on or prior to the Closing or, following the Closing, in respect of Employees who do not become Transferred Employees. In addition, Buyer shall be solely responsible for complying with the WARN Act with respect to Transferred Employees following the Closing, and shall indemnify and hold harmless Sellers and their Affiliates against any and all liabilities arising in connection with any failure to comply with such requirements.

(f) Cooperation. The parties shall reasonably cooperate to effect the intent of this Section 5.4 (including sharing relevant information to the extent permitted by Applicable Law and reasonably requested by the other party).

(g) No Third Party Beneficiaries; No Continued Service or Service Terms. The provisions of this Section 5.4 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.4, express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.4, express or implied, shall be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, or (ii) construed to interfere with the right of Buyer or its Affiliates to terminate the employment or other service relationship of any of the Transferred Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Transferred Employees, or (iii) deemed to obligate Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time. The Sellers acknowledge and agree that no Transferred Employee shall be prohibited or restricted from the proper performance of duties and responsibilities for the Buyer and/or its Affiliates following the Closing by operation of any confidentiality, non-solicitation, non-competition, intellectual property assignment or other restrictive covenant agreement between such Transferred Employee and one or more of the Sellers and/or their Affiliates, and the Sellers agree that they shall not, directly or through one or more Affiliates, seek to restrain any such performance of duties and responsibilities by any such Transferred Employee following the Closing.

5.5 Publicity. Except (a) as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement or required by Law, (b) for the joint press release to be issued by the Sellers and Buyer in the form previously agreed and (c) any press release, public statements or disclosure by Buyer consistent with information previously disclosed in accordance with this Section 5.5, neither Buyer nor the Sellers (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, in which case the party seeking to make such disclosure shall promptly notify the other party thereof and Buyer and the Sellers shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

5.6 Third Party Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract, Permit, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of another Person thereto, would constitute a Default thereunder or violation thereof, or upon transfer would in any way adversely affect the rights of Buyer or its Affiliates under such Contract, Permit, claim or right. If any transfer or assignment by any Seller to Buyer or its Affiliates, or any assumption by Buyer or its Affiliates of, any interest in, or Liability, obligation or commitment under, any Contract, Permit, claim or right requires the consent of another Person, then such transfer or assignment or assumption shall be made subject to such consent being obtained.

(b) If any such consent has not been obtained prior to the Closing, the Sellers shall use their commercially reasonable efforts to secure such consent as promptly as practicable after the Closing and Buyer shall provide or cause to be provided all commercially reasonable assistance to the Sellers (not including, with respect to Buyer or the Sellers, the payment of any consideration (unless the Buyer directs otherwise and has agreed to be responsible therefor), the commencement of litigation or the agreement to modifications of the terms of any underlying agreement in order to obtain any such consents). Until any such consent is obtained, the Sellers shall provide Buyer with the economic, claims, rights and benefits, and Buyer shall bear the burdens and obligations, from and after the Closing (including the Assumed Liabilities) under the Contract, Permit, claim or right as if the consent had been obtained in accordance with this Agreement.

(c) Subject to the preceding paragraph (b), in the event that, at any time following the Closing, the Sellers become aware (by notice from Buyer or otherwise) that Buyer did not receive all Acquired Assets at the Closing, the Sellers shall, at the Sellers’ sole cost and expense, cause the prompt transfer of any such Acquired Assets not so received to Buyer. Prior to any such transfer, the Sellers shall hold such Acquired Assets in trust for Buyer. In the event that the Sellers have transferred (other than to Buyer), sold or otherwise disposed of such Acquired Assets, the Sellers shall, at the Sellers’ sole cost and expense, make proper provision such that Buyer receives the equivalent benefit of such Acquired Assets. The Sellers shall give all reasonable assistance to Buyer (at Buyer’s request) to enable Buyer to enforce its rights under any Contract that constitutes an Acquired Asset.

(d) With respect to the Employee(s) named on Schedule 1.2(i)(B) and for the term set forth therein, Sellers shall cooperate with Buyer to enforce, for the benefit of Buyer and the Business, the noncompete, nonsolicitation, confidentiality and other restrictive covenants relating to the Acquired Assets, the Assumed Liabilities or the Business contained in the agreements set forth on Schedule 1.2(i)(B) to the extent set forth therein.

5.7 Collection of Accounts Receivable; Buyer Cash.

(a) Following the Closing, in the event that any Seller receives any payments from a third party that relate to (i) any Acquired Assets or (ii) Buyer Receivables, such Seller shall, promptly following receipt of any such payment, transfer such payments to Buyer or a bank account designated by Buyer.

(b) Following the Closing, the amount of any Buyer Cash may be offset by Buyer against Buyer’s payment obligations pursuant to the Transition Services Agreement.

5.8 Bulk Sales Waiver. Subject to Section 5.3(g), Buyer and the Sellers hereby waive compliance with the terms and conditions of any applicable bulk sales Law or similar Laws that may be applicable to the sale or transfer of the Acquired Assets.

5.9 Payment of Liabilities. Following the Closing, the Sellers shall take all actions necessary to pay promptly when due all Excluded Liabilities of the Sellers pursuant to the Assumed Contracts. Without limiting the generality of the foregoing, no Seller shall be liquidated or dissolved until such time as such Liabilities have been paid or an adequate reserve has been established therefor and no such Seller shall be wound up, liquidated or dissolved without first complying with applicable Laws.

5.10 Name Change. Each Seller shall cease the use of “Travelocity” as part of its corporate or legal name and will initiate the change in its legal name within five (5) Business Days following the date hereof so as to not include any of the foregoing names or any confusingly similar names (it being agreed that use of the acronym “TVL” for internal purposes only is acceptable), except as provided under the Transition Services Agreement.

5.11 Access to Books and Records. For a period of seven (7) years after the Closing, each of the Sellers and Buyer shall, and shall cause their respective subsidiaries to, provide to the other parties and their respective authorized representatives reasonable access, during normal business hours, to (i) all books, records and other documents related to the Business, (ii) information related to the Business and (iii) employees related to the Business (without substantial disruption of employment), in each case which are necessary or useful in connection with any audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose; provided, however, that (a) a party may refuse the other party’s representatives access if such party determines such access may unreasonably interfere with any of the businesses or operations of such party or such party’s ability to satisfy its obligations under this Agreement; (b) a party shall not be required to (or cause any of its subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the breach of any confidentiality or similar agreement to which such party or any of its subsidiaries is a party or the loss of attorney-client privilege (provided that such party shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege); and (c) no party shall be required to provide such access with respect to any information, property or employees relating to a dispute or litigation between the parties (except as required by applicable court process). Unless otherwise consented to in writing by the Sellers or Buyer, as the case may be, the other parties shall not, and shall cause their respective subsidiaries not to, for a period of seven (7) years (or such longer period as may be required by applicable Law) following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Business, or any portions thereof, relating to periods prior to the date hereof. To the extent any inconsistency exists between the provisions of this Section 5.9 and the provisions of Section 5.3(d), Section 5.3(d) shall control with respect to any Books and Records related to Taxes.

5.12 Legacy Assets.

(a) If, within the two (2) year period following the Closing, Buyer or any Seller identifies any Legacy Asset that was exclusively used in the operation of the global online travel business operated under the Transferred Brand prior to January 29, 2014, such Seller shall notify Buyer thereof (if a Seller identifies such Legacy Assets) or Buyer may provide notice thereof to the Sellers. Upon receipt or delivery, as applicable, of such notice, the Sellers shall use reasonable efforts to locate such Legacy Asset and upon locating such Legacy Asset shall, at Buyer’s election, transfer Sellers’ right, title and interest therein to Buyer.

(b) If, within the two (2) year period following the Closing, Buyer identifies any Legacy Asset (other than (a) Trademarks and (b) domain names (other than domain names that currently (i) redirect to a Transferred Brand branded domain name or (ii) function as landing or similar pages that primarily direct traffic to a Transferred Brand branded domain name, in each case excluding any Sabre branded domain name)) that was used (but not exclusively used) in the operation of the global online travel business operated under the Transferred Brand prior to January 29, 2014, Buyer may provide notice thereof to the Sellers. Upon receipt of such notice, the Sellers shall use reasonable efforts to locate such Legacy Asset and upon locating such

Legacy Asset, Buyer and the Sellers shall discuss in good faith, acting reasonably, granting Buyer access to such Legacy Asset; provided, however, that if such grant of access to such Legacy Asset pursuant to this Section 5.12(b) would in the aggregate materially impair the value of the business of the Sellers and their controlled Affiliates, as determined pursuant to the Escalation Procedures, Buyer shall have no right to use such Legacy Asset.

(c) With respect to any Legacy Asset assigned to Buyer pursuant to this Agreement consisting of source code, Buyer hereby grants to the Sellers a non-exclusive, perpetual, irrevocable, worldwide, sublicenseable, royalty-free, fully-paid up license to make, use, operate, copy, modify and exploit such Intellectual Property.

(d) Seller hereby grants Buyer a non-exclusive, royalty-free, fully paid up, worldwide license under the patents set forth on Schedule 5.12(d) (the “Legacy Patents”) with the right to grant sublicenses for the term of the last-expiring Legacy Patent to use, make, have made, sell, offer to sell, and import products and services related to the Business. As between Seller and Buyer, Seller shall own and retain all right, title and interest in and to the Legacy Patents. Seller shall have the primary right but not the obligation, at its sole cost and expense, to conduct and control the prosecution, maintenance, and challenges against validity and unenforceability or patentability with respect to the Legacy Patents. If Buyer reasonably believes that Seller may fail to make any required payments or fail to take any action required for the preparation, filing, prosecution, defense or maintenance of any Legacy Patent, Buyer shall provide Seller with written notice of such deficiency. If Seller fails to take the required action five (5) Business Days before the deadline for taking such action, Buyer shall have the right to thereafter make any such required payments or take any such required action at its own cost and expense. If either Purchaser or a Seller should become aware of any infringement or threatened infringement of a Legacy Patent, it shall promptly notify the other party. Seller shall have the initial right (but not the obligation) to bring or control, at its own expense, any enforcement action directed to an alleged infringement. In the event that Seller does not commence enforcement actions against the infringement within sixty (60) days of receipt of a written request by Buyer, then Buyer shall have the right, at its own cost and expense, to enforce the Legacy Patents on behalf of itself and Seller.

(e) Notwithstanding anything in this Agreement to the contrary (including the representations and warranties in Article III), upon any transfer of Legacy Assets to Buyer pursuant to this Agreement, Seller shall be deemed to make with respect to such Assets only the representations and warranties set forth in Sections 3.4 and 3.8(a), subject to any related disclosure, as may be made reasonably and in good faith by Seller at the time of such transfer; provided, however that in the event Seller makes the representations and warranties set forth in Sections 3.4 and 3.8(a) with respect to such Assets with related disclosure, Seller shall use commercially reasonable efforts to take such actions to make the representations and warranties set forth in Sections 3.4 and 3.8(a) with respect to such Assets without related disclosure, with any dispute regarding any such actions being resolved pursuant to the Escalation Procedures.

(f) The Sellers will renew and maintain the domain name “sabretravelocity.com” and will not (i) direct such domain name to any active server or page or (ii) use such domain name to host content, as a redirect, as a landing page or otherwise.

5.13 Shared Assets.

(a) With respect to any Seller Shared Asset (other than (i) Trademarks (ii) domain names (other than domain names that currently (A) redirect to a Transferred Brand branded domain name or (B) function as landing or similar pages that primarily direct traffic to a Transferred Brand branded domain name, in each case excluding any Sabre branded domain name or (iii) to the extent provided as a Service (as defined in the Transition Services Agreement))) that is necessary for the operation of the Business after the Closing, Sellers hereby grant to Buyer a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully-paid up license to make, use, operate, copy, modify and exploit such Seller Shared Asset. With respect to any Seller Shared Asset (other than (i) Trademarks and domain names (other than domain names that currently (A) redirect to a Transferred Brand branded domain name or (B) function as landing or similar pages that primarily direct traffic to a Transferred Brand branded domain name, in each case excluding any Sabre branded domain name, (ii) any Seller Shared Asset for which Buyer already has access rights pursuant to this Agreement or (iii) to the extent provided as a Service (as defined in the Transition Services Agreement))) that is not necessary for the operation of the Business after the Closing, Sellers hereby grant to Buyer a non-exclusive, irrevocable, worldwide, royalty-free, fully-paid up license for a period of four months after such grant, to make, use, operate, copy, modify and exploit such Seller Shared Asset; provided that if Buyer has not used for a 14 day consecutive period such Seller Shared Asset during any period beginning any time after the two (2) month anniversary of the grant of such license, Seller may, acting reasonably, request that Buyer terminate such license no earlier than one month after the date of such notice. Any disagreement with respect to whether such termination of such license was effected in accordance with the provisions of this Section 5.13(a) shall be resolved pursuant to the Escalation Procedures.

(b) With respect to any Buyer Shared Asset that does not constitute Intellectual Property, excluding any Buyer Shared Asset set forth on Schedule 7.1(b), Buyer and Sellers shall discuss in good faith, acting reasonably, an appropriate grant of the right to use such Buyer Shared Asset.

(c) With respect to any Buyer Shared Asset that constitutes Intellectual Property necessary for the operation of any business of the Sellers or their Affiliates (other than the Business), excluding any Buyer Shared Asset set forth on Schedule 7.1(b), Buyer hereby grants to the Sellers a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully-paid up license to make, use, operate, copy, modify and exploit such Buyer Shared Asset; provided, however, that if the license of such Buyer Shared Asset pursuant to this Section 5.13(c) would materially impair the value of the Acquired Assets, as determined pursuant to the Escalation Procedures, any such license shall terminate upon written notice to Sellers and Sellers shall have no right to use such Buyer Shared Asset.

5.14 Escrow. If prior to the sixth (6th) anniversary of the date hereof, (a) the Public Debt Rating published by Moody’s is below B3 and the Public Debt Rating published by S&P is below B- or (b) if there ceases to be a Public Debt Rating published by at least one of S&P or Moody’s, then Seller shall provide written notice to Buyer of such occurrence within five (5) Business Days, and within twenty (20) Business Days of its receipt of a written request of Buyer, shall deposit an amount equal to $35,000,000 (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms of an Escrow Agreement (the “Escrow Agreement”) to be entered into among Seller, Buyer and Bank of America, N.A. (or any successor escrow agent appointed pursuant to the Escrow Agreement, as escrow agent, the “Escrow Agent”), in order to support the Sellers’ indemnification obligations under Article VI. The Escrow Agreement shall remain in effect until the sixth (6th) anniversary of the date hereof (or if as of such date a claim theretofore made against the Escrow Amount shall be pending, such later date as of which such claim is finally resolved). Upon expiration of the Escrow Agreement, the parties to the Escrow Agreement shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Sellers the remaining portion of the Escrow Amount, subject to the terms of the Escrow Agreement.

5.15 Straddle Claims. The Sellers shall not assert any Straddle Claim (i) against a Person with whom Expedia has a then-current business relationship without the prior written consent of Buyer or unless such Straddle Claim is a counter-claim (in the case of an indemnity claim only, such written consent not to be unreasonably withheld) or (ii) after such Straddle Claim shall have been asserted by Buyer.

ARTICLE VI

INDEMNIFICATION; REMEDIES

6.1 Survival of Representations, Etc. All of the representations and warranties made by each party in this Agreement, the Ancillary Agreements, or in any attachment, exhibit, the Disclosure Schedules, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) twenty-four (24) months following the date hereof; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Organization of the Sellers), 3.2 (Authorization), 3.8(a) (Title to Assets), 3.20 (No Brokers), 4.1 (Organization of Buyer), 4.2 (Authorization) and 4.5 (No Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 3.13 (Intellectual Property) shall survive for a period of thirty (30) months following the date hereof and (iii) the representations and warranties set forth in Section 3.18 (Tax Matters) shall survive until ninety (90) days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such Section (or, in the absence of an applicable statute of limitation, indefinitely). The Sellers shall be entitled to rely upon the representations and warranties of Buyer set forth in this Agreement and Buyer shall be entitled to rely on the representations and warranties of the Sellers set forth in this Agreement. No claim for recovery of Damages incurred in connection with, arising out of, resulting from or incident to any breach of any representation or warranty or the inaccuracy of any representation may be asserted by an indemnified party against an indemnifying party after such representation or warranty shall have expired; provided, however, that the termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any indemnification claim so long as such party gives written notice to the applicable indemnifying party with respect to such claim prior to the expiration of the applicable survival period provided for herein (and the applicable representations and warranties shall survive with respect to such claim). The covenants, agreements and obligations of the parties under this Agreement shall survive the Closing in accordance with their respective terms.

6.2 Indemnification of the Buyer Indemnitees.

(a) Subject to the terms of this Article VI, from and after the Closing, the Sellers, jointly and severally, shall indemnify, save and hold harmless Buyer and each of Buyer’s Affiliates (collectively, the “Buyer Indemnitees”), from and against any and all losses, Liabilities, claims, demands, Actions, causes of action, costs, damages, expenses or Taxes, deficiencies or diminution in value whether or not arising from or in connection with any third-party claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Damages”), to the extent incurred in connection with, arising out of or resulting from:

(i) any breach of any representation or warranty or the inaccuracy of any representation made by any Seller in or pursuant to Article III of this Agreement, in the Ancillary Agreements or in any certificate delivered by or on behalf of the Sellers pursuant hereto (other than the Seller Carve-Out Representations), in each case, without giving effect to any materiality qualifications, Material Adverse Effect qualifications or similar phrases for purposes of determining the Damages resulting from, arising out of or relating to a breach (but not whether there is a breach);

(ii) any breach of any of the Seller Carve-out Representations or any inaccuracy of any Seller Carve-Out Representation made by the Sellers in or pursuant to the Agreement or any certificate delivered by or on behalf of the Sellers pursuant hereto, in each case, without giving effect to any materiality qualifications, Material Adverse Effect qualifications or similar phrases for purposes of determining the Damages resulting from, arising out of or relating to a breach (but not whether there is a breach);

(iii) any breach of any covenant or agreement made by any Seller in or pursuant to this Agreement or in any Ancillary Agreement;

(iv) any Excluded Liabilities; and

(v) non-compliance with any applicable bulk sales Law or similar Laws.

(b) Limitations. Subject to Section 6.6, the following limitations will apply with respect to the indemnification obligations of the Sellers:

(i) The Sellers shall not be liable to the Buyer Indemnitees under Section 6.2(a)(i) or for any breach of the representations and warranties set forth in Section 3.13 until the aggregate amount of Damages incurred by the Buyer Indemnitee(s) with respect to all claims of Buyer Indemnitees made under Section 6.2(a)(i) and any breach of the representations and warranties set forth in Section 3.13 exceeds an accumulated total of $2,800,000 (the “Threshold Amount”); provided that once the aggregate amount of such Damages exceeds the Threshold Amount, then the Buyer Indemnitees shall have the right to recover all Damages without regard to the Threshold Amount. No claim for indemnification by a Buyer Indemnitee under Section 6.2(a)(i) shall be asserted where the amount that would otherwise be payable by the Sellers hereunder relating to such claim or series of related claims is less than $50,000.

(ii) Any amounts payable to the Buyer Indemnitees in satisfaction of claims for indemnification pursuant to Section 6.2(a)(i) shall be made by the Sellers; provided, that the aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 6.2(a)(i) shall not exceed $30,000,000 (the “Cap”).

(iii) The aggregate maximum indemnification obligation of the Sellers for Damages under Sections 6.2(a)(i) and 6.2(a)(ii) shall not exceed, in the aggregate, an amount equal to the Purchase Price (the “Purchase Price Cap”).

(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall the Sellers be required to indemnify, save and hold harmless the Buyer Indemnitees under this Article VI or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Damages that (A) are punitive or exemplary (except to the extent such Damages are asserted against a Buyer Indemnitee by a third party), (B) arise from any special plans or circumstances of Buyer not known to Sellers as of the date of this Agreement or (C) that are not otherwise reasonably foreseeable.

(v) The amount of any Damages that are payable to the Buyer Indemnitees pursuant to this Section 6.2 shall be reduced by the amount of any insurance proceeds (net of any deductible or co-payment, such Buyer Indemnitee’s reasonable estimate of any increase in insurance premiums attributable to such recovery and all out-of-pocket costs related to such recovery) and any indemnity, contribution or other similar payment actually received by the Buyer Indemnitees in respect of such Damages or any of the events, conditions, facts or circumstances resulting in or relating to such Damages; provided, however, that the Buyer Indemnitees shall have no obligation to pursue any such recovery under insurance policies or indemnity, contribution or other similar agreements for any Damages. The Buyer Indemnitees shall use commercially reasonable efforts to mitigate their respective Damages, in each case, as and to the extent required by applicable Law.

6.3 Indemnification of the Seller Indemnitees.

(a) Subject to the terms of this Article VI, from and after the Closing, Buyer shall indemnify, save and hold harmless each Seller and each of such Seller’s Affiliates (collectively, the “Seller Indemnitees” and together with the Buyer Indemnitees, “Indemnitees”), from and against any and all Damages to the extent incurred in connection with, arising out of or resulting from:

(i) any breach of any representation or warranty or the inaccuracy of any representation made by Buyer in or pursuant to Article IV of this Agreement, in the Ancillary Agreements or in any certificate delivered by or on behalf of Buyer pursuant hereto (other than the Buyer Carve-Out Representations), in each case, without giving effect to any materiality qualifications or similar phrases for purposes of determining the Damages resulting from, arising out of or relating to a breach (but not whether there is a breach);

(ii) any breach of any of the Buyer Carve-out Representations or any inaccuracy of any Buyer Carve-Out Representation made by Buyer in or pursuant to the Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto, in each case, without giving effect to any materiality qualifications or similar phrases for purposes of determining the Damages resulting from, arising out of or relating to a breach (but not whether there is a breach);

(iii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any Ancillary Agreement;

(iv) other than matters (a) for which a Buyer Indemnitee is entitled to indemnification pursuant to Section 6.2(a) without regard to any limitations herein and (b) subject to indemnification pursuant to Section 12.4(b) of the Transition Services Agreement or that otherwise arise pursuant to any Service Provider’s (as defined in the Transition Services Agreement) provision of Services (as defined in the Transition Services Agreement) pursuant to the Transition Services Agreement, Buyer’s operation of the Business and ownership of the Acquired Assets from and after the Closing; and

(v) other than matters for which a Buyer Indemnitee is entitled to indemnification pursuant to Section 6.2(a) without regard to any limitations herein, any Assumed Liabilities.

(b) Limitations. Subject to Section 6.6, the following limitations will apply with respect to the indemnification obligations of Buyer:

(i) Buyer shall not be liable to the Seller Indemnitees under Section 6.3(a)(i) until the aggregate amount of Damages incurred by the Seller Indemnitee(s) with respect to all claims of Seller Indemnitees made under Section 6.3(a)(i) exceeds the Threshold Amount; provided that once the aggregate amount of such Damages exceeds the Threshold Amount, then the Seller Indemnitees shall have the right to recover all Damages without regard to the Threshold Amount. No claim for indemnification by a Seller Indemnitee under Section 6.3(a)(i) shall be asserted where the amount that would otherwise be payable by the Buyer hereunder relating to such claim or series of related claims is less than $50,000.

(ii) Any amounts payable to the Seller Indemnitees in satisfaction of claims for indemnification pursuant to Section 6.3(a)(i) shall be made by Buyer; provided, that the aggregate amount of all payments made by Buyer in satisfaction of claims for indemnification pursuant to Section 6.3(a)(i) shall not exceed the Cap.

(iii) The aggregate maximum indemnification obligation of Buyer for Damages under Sections 6.3(a)(i) and 6.3(a)(ii) shall not exceed, in the aggregate, the Purchase Price Cap.

(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall the Buyer be required to indemnify, save and hold harmless the Seller Indemnitees under this Article VI or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Damages that that (A) are punitive or exemplary (except to the extent such Damages are asserted against a Seller Indemnitee by a third party), (B) arise from any special plans or circumstances of Sellers not known to Buyer as of the date of this Agreement or (C) that are not otherwise reasonably foreseeable.

(vi) The amount of any Damages that are payable to the Seller Indemnitees pursuant to this Section 6.3 shall be reduced by the amount of any insurance proceeds (net of any deductible or co-payment, such Seller Indemnitee’s reasonable estimate of any increase in insurance premiums attributable to such recovery and all out-of-pocket costs related to such recovery) and any indemnity, contribution or other similar payment actually received by the Seller Indemnitees in respect of such Damages or any of the events, conditions, facts or circumstances resulting in or relating to such Damages; provided, however, that the Seller Indemnitees shall have no obligation to pursue any such recovery under insurance policies or indemnity, contribution or other similar agreements for any Damages. The Seller Indemnitees shall use commercially reasonable efforts to mitigate their respective Damages, in each case, as and to the extent required by applicable Law.

6.4 Defense of Third-Party Claims.

(a) If a claim for Damages is to be made by an Indemnitee hereunder as a result of any Action, investigation or other claim brought by a third party (a “Third Party Claim”), (x) such Indemnitee shall, subject to this Article VI, give prompt written notice (a

“Claim Notice”) to the applicable indemnifying party (the “Indemnifying Party”), stating that an indemnification claim pursuant to Section 6.2(a) or Section 6.3(a), as applicable, is being made and specifying in reasonable detail the facts and circumstances surrounding such Third Party Claim (to the extent known by the Indemnitee), as well as an estimate of the amount of Damages in respect of such claim, if such estimate can be reasonably determined (provided, however, that an Indemnitee shall not be bound by any estimate of Damages contained in such description and shall not lose any right to indemnification for failure to provide such reasonable detail) as soon as practicable after such Indemnitee becomes aware of the Third Party Claim for which indemnification may be sought under this Article VI; provided, that the failure of an Indemnitee to give prompt notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrate actual damage and prejudice caused by such failure; and (y) the Indemnifying Party shall be entitled, at its sole expense, to assume such defense so long as (A) such Third Party Claim does not involve or seek any (i) non-monetary remedy or monetary Damages reasonably likely to exceed the balance of funds then remaining under the Cap, (ii) claims for equitable relief, (iii) potential criminal liability, (iv) alleged breaches of the representations and warranties set forth in Section 3.8 or (v) matters that would be reasonably likely to establish an adverse precedential effect, generate negative publicity, or would otherwise adversely affect a Buyer Indemnitee or the conduct of its or its Affiliates’ business or operations (each such claim, a “Specified Claim”); and (B) the Indemnifying Party acknowledges and agrees in writing without reservation that such Third Party Claim constitutes an indemnifiable Damage for which the Indemnifying Party is responsible hereunder; provided, further that the Indemnitee shall have the sole right to control such defense if not described in clause (y) of this Section 6.4(a), except to the extent that the Indemnifying Party is a named defendant with respect to such Third Party Claim, in which case the Indemnifying Party shall have the sole right to control such claim on behalf of the Indemnifying Party (but not the Indemnitee); provided, further, however, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege. Each of the Sellers or Buyer shall promptly notify the Sellers or Buyer, as the case may be, upon becoming aware of any Third Party Claim asserted against any Seller or Buyer, as the case may be, that is reasonably likely to result in Damages for which a Seller Indemnitee or Buyer Indemnitee, as the case may be, is entitled to indemnification hereunder.

(b) With respect to any Third Party Claim the defense of which the Indemnifying Party elects to control pursuant to Section 6.4(a), the Indemnifying Party shall obtain the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed) prior to entering into a settlement in respect of such Third Party Claim. With respect to any Third Party Claim the defense of which the Indemnitee is entitled to control pursuant to Section 6.4(a), the Indemnitee shall not be prohibited from entering into a settlement of such Third Party Claim without an Indemnifying Party’s consent; provided that, in such case, such Indemnifying Party shall be entitled to contest the amounts owed by such Indemnifying Party in respect of such Third Party Claim.

(c) The term “Damages” as used in this Article VI is not limited to matters asserted by third parties against an Indemnitee, but includes Damages incurred or sustained by an Indemnitee in the absence of Third Party Claims. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

6.5 Manner of Payment. Any indemnification payment pursuant to this Article VI shall be effected by wire transfer of immediately available funds to an account designated by the applicable Indemnitee within three (3) days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto;

provided, that whenever any payments are required to be made by one or more Sellers in satisfaction of claims for indemnification pursuant to Section 6.2(a), the Buyer Indemnitees may, if the Escrow Account is funded pursuant to Section 5.14, but shall not be obligated to satisfy all or any portion of such payment obligation from the Escrow Account; provided, further that, to the extent that all or any portion of any indemnification payment by the Sellers is to be satisfied through funds that remain available in the Escrow Account (to the extent the Escrow Account is funded pursuant to Section 5.14), Seller and Buyer shall, within three (3) days after the determination of the amount thereof, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the Escrow Amount to an account designated by Buyer. All amounts paid by any party in respect of indemnification under this Article VI shall constitute adjustments to the Purchase Price for Tax purposes and shall be treated as such by Buyer and the applicable Seller on their Tax Returns to the extent permitted by Law.

6.6 Exclusive Remedy.

(a) The parties hereto hereby agree that, from and after the date hereof, the indemnification provisions set forth in Section 5.4(e) and this Article VI are the exclusive provisions in this Agreement with respect to the liability of the parties hereto for the breach or inaccuracy of any representation or warranty contained in this Agreement and the sole remedy of the Indemnitees for any claims for breach of representation or warranty contained in this Agreement; provided that nothing herein shall preclude any party from seeking any other remedy for common law fraud or intentional misrepresentation by any other party hereto (including any common law fraud or intentional misrepresentation committed by any Affiliate or Representative of Buyer or any Seller in connection with the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements).

(b) Any Damages subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages.

6.7 Right of Set-off. To the extent that any Indemnifying Party has an indemnification obligation as determined pursuant to this Article VI, (i) which is final and non-appealable or (ii) acknowledged in writing by such Indemnifying Party, any of the Indemnitees may set off the amount of such indemnification obligation against any amounts then due and unpaid to any of the Indemnifying Parties by any of the Indemnitees within the time period allowed for payment to such Indemnifying Party. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any Indemnitee in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VII

MISCELLANEOUS

7.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Receivable” shall mean accounts receivable, excluding Buyer Receivables.

“Acquired Intellectual Property” shall mean all Intellectual Property primarily used in, or held for use in, the operation of the Business, whether owned by a Seller or licensed to a Seller, including those Assets set forth in Schedule 7.1(a) and goodwill related thereto.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitration or other arbitral action, mediation, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint, in each case brought before any Governmental Authority, or arbitrator or mediator.

“Affiliate” of a Person (for the purposes of this definition, the “First Person”) shall mean another Person that either directly or indirectly, through one (1) or more intermediaries, Controls, is Controlled by or is under common Control with, the First Person. The term “Affiliate” with respect to any Party hereto will not be interpreted to include (i) any of the following: (a) IAC/InteractiveCorp or its Affiliates (other than Buyer or any indirect or direct subsidiary of Buyer), (b) Liberty Interactive Corporation or its Affiliates (other than Buyer or any indirect or direct subsidiary of Buyer), (c) eLong, Inc., (d) AAE Travel Pte. Ltd. or (e) trivago GmbH; (ii) the Sponsors (other than Parent or any indirect or direct subsidiary of Parent); or (iii) any indirect or direct subsidiary of the entities set forth in clause (i) other than Buyer and other than an indirect or direct subsidiary of Buyer that is not also a direct or indirect subsidiary of the entities set forth in (c), (d) and (e) above.

“Ancillary Agreements” shall mean the following: (a) the Transition Services Agreement, (b) the Bill of Sale, (c) the Assignment of Contract Rights, (d) the Assignments of Intellectual Property Rights, (e) the GDS Side Letter Agreement and (f) all other agreements, instruments, documents and certificates executed and delivered pursuant to this Agreement.

“Assets” shall mean assets, properties, rights, interests, Contracts, Books and Records, Intellectual Property and assets of every kind, nature and description (wherever located), whether tangible or intangible, and all rights and claims (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) against any Person.

“Books and Records” shall mean all materials, data, files, papers, databases, information, documents and records of any kind, including copies of all Contracts, copies of all minute books, purchasing, sales and credit records and return materials, purchasing records and records relating to suppliers, personnel records, any documents constituting Acquired Assets, authorization records, client, customer and vendor lists, electronic mail addresses and with respect to past, present or prospective clients and customers and other directory listings and other Seller Customer Data (as defined in the Marketing Agreement), Tax, accounting and financial records, product documentation, product specifications, sales literature, catalogs, brochures promotional literature, public relations and other selling, marketing and advertising materials, end user documentation, brochures, graphics, creative materials, photographs, artwork, software release orders, personnel information, financial information, studies, reports, correspondence and other similar documents and records and all other documents and business records and correspondence wherever located.

“Business” shall mean the global online travel business operated under the Transferred Brand as so conducted, with respect to Sections 1.4, 3.9(a)(vii), 3.10(c), 3.12, 3.17, 3.18, 5.1(c), 5.3 and 5.11 and the definition of “Consolidated Tax Returns”, by the Sellers at any time prior to the date hereof, and otherwise, as so conducted by the Sellers at any time from and after January 29, 2014 (which the parties acknowledge was the date as of which one hundred percent (100%) of the Seller platform was migrated to Guarantor pursuant to the Marketing

Agreement or, in the case of cruises, December 20, 2014) to the date hereof, which, for the avoidance of doubt, shall not include (i) the activities undertaken by Buyer or its Affiliates pursuant to the Marketing Agreement, including the TSM Solution (as defined in the Marketing Agreement), or (ii) the businesses of Lastminute.com LLC or any of its direct or indirect subsidiaries, the Travelocity Partner Network (as defined in the Put-Call Agreement) or Travelocity Business (otherwise known as “TBiz”).

“Business Day” shall mean any day on which banks in New York, New York are open for commercial banking business during normal banking hours, other than Saturday, Sunday or any federal or national holiday in the United States.

“Buyer Cash” shall mean all upfront payments received by any Seller prior to the Closing related to any of the Acquired Assets, but only such portion of such payments that relate to commitments or contractual arrangements requiring performance, service or refund by Buyer from and after the Closing.

“Buyer Receivables” shall mean all accounts receivable and future cash inflows generated and received after the Closing and related to the Acquired Assets for which services will be performed by Buyer after the Closing, including (i) cash inflows from and after the Closing related to any legacy cruise booking of any Seller that was made prior to the Closing, but for which the service is performed by Buyer, and the corresponding payment (including any commission) is due, in each case after the Closing; and (ii) cash inflows from and after the Closing related to any royalty licensing arrangements in perpetuity in accordance with the terms of such licensing arrangements.

“Buyer Shared Assets” shall mean the Assets used in both the Business and one or more other businesses operated by the Sellers or their Affiliates, but that are primarily used in the Business, including those assets set forth on Schedule 7.1(b).

“Buyer Carve-Out Representations” shall mean the representations and warranties set forth in Sections 4.1 (Organization of Buyer), 4.2 (Authorization) and 4.5 (No Brokers).

“Cardholder Data” shall mean with respect to a payment card, the account number, cardholder name, expiration date, issue date, service code, card validation code/value, PIN or PIN block, information held on the magnetic strip or smart chip (e.g., EMV) or any other data relating to the payment card used or the payment card transaction that is identifiable with a specific account, as that term is defined in any applicable Payment Network Requirements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean the terms of this Agreement and the Ancillary Agreements as well as any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Acquired Assets, the Assumed Liabilities or the Business, including business information, technology, technical documentation, product or service specifications or strategies, business and marketing plans and proposals, research and development, designs, formulae, recipes, manufacturing processes, computer programs, pricing and cost information, financial information, advertising statistics, marketing and business data, information relating to existing, previous and potential suppliers, customers, distributors, Contracts and other know-how. The term “Confidential Information” does not include information that is or becomes generally available to the public, other than as a result of a wrongful disclosure by any Seller or any of its Affiliates or Representatives.

“Consolidated Tax Returns” means any Tax Returns with respect to any federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include the Business, together with the Seller or any of its Affiliates.

“Contract” shall mean any written or oral contract, agreement or other legally binding instrument, promise or commitment including any written note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Control” shall mean, with regard to any entity, the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the voting shares (or other ownership interest, if not a corporation) of such entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is binding on any Person or its property under applicable Law.

“Default” shall mean (a) a breach of or default under any Contract or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Permit.

“Disclosure Schedules” shall mean a schedule delivered by the Sellers to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules; provided, however that the disclosure of any information in any section of the Disclosure Schedules shall also constitute disclosure for purposes of all other sections of this Agreement with respect to which such disclosure is applicable or relevant on its face.

“Encumbrance” shall mean any lien, statutory lien, pledge, guarantee, mortgage, security interest, charge, encumbrance or other title retention agreement of any kind or nature.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations, rules and other guidance promulgated thereunder.

“ERISA Affiliate” shall mean any Person (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, any Seller as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escalation Procedures” means the procedures set forth on Schedule 7.1(c).

“Excluded Employee Liabilities” shall mean, except as otherwise provided in this Agreement, all Liabilities of any Seller or Affiliate thereof relating to any current or former Service Provider, or any dependent or beneficiary thereof, including (a) any Liability arising at any time under or in connection with any Seller Plan, (b) any Liability that constitutes a Pre-Closing COBRA Liability or a WARN Act Liability of Seller in accordance with Section 5.4(e), (c) any Liability that is or may be imposed on any Seller or any Affiliate of any Seller due to such entity’s status as an ERISA Affiliate of such other entity, (d) any Liability arising in connection with the actual or prospective employment or engagement or the retention or discharge by any Seller or any Affiliate of any Seller of any current or former employee, consultant, director or other service provider (including any Service Provider), (e) any Liability for wages, remuneration, compensation (including any equity grants, bonuses or commissions due any employee arising in connection with the transactions contemplated hereby), benefits, severance or other accrued obligations (i) associated with any current or former employee, consultant, director or other service provider (including any Service Provider) of any Seller or any Affiliate of any Seller who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (ii) with respect to any Transferred Employee, arising solely in connection with his or her service to the Sellers or any Affiliate of the Sellers prior to the date hereof, and (f) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Law or regulation or under any federal or state employment Law or other Law or regulation relating to employment, discrimination, classification or other matters relating to current or former employees, consultants, directors or other service providers (including any Service Providers), in any case, with respect to (i) any individual who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (ii) any Transferred Employee, arising solely in connection with his or her service to the Sellers or any Affiliate of the Sellers prior to the date hereof; provided, that notwithstanding anything to the contrary set forth herein, in no event shall any Liability that is imposed under Law on Buyer arising out of any action or inaction by the Buyer in connection with (x) the offer of employment by Buyer to Potential Employees or (y) the actual or prospective employment of any Transferred Employee, be an Excluded Employee Liability (for the avoidance of doubt, without limiting any provision of this Agreement, all severance, termination, notice and similar obligations imposed on Seller and/or its Affiliates under applicable Law, contract, plan, policy, agreement or arrangement, in any case, with respect to any Service Provider who does not become a Transferred Employee, shall be and remain Excluded Employee Liabilities).

“Final Determination” shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made, (ii) a closing agreement made under Section 7121 of the Code or any comparable provision of state, local or foreign Tax law, (iii) a final disposition by any Governmental Authority of a claim for refund, or (iv) any other written agreement which results in an adjustment becoming final and prohibits such Governmental Authority from seeking any further legal or administrative remedies with respect to an adjustment.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, court, body, board, tribunal, or dispute settlement panel or other law, rule or regulation-making organization or entity (including any travel industry regulatory or administrative body): (i) having or purporting to have jurisdiction on behalf of any nation, territory, state, or other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over a party hereto.

“Indebtedness” shall mean, at any specified time, any of the following obligations of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all Liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all obligations of such Person with respect to vendor advances or any other advances made to such Person; (f) all Liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (g) any Liability or obligation of others guaranteed by, or secured by any Lien on the Assets of, such Person.

“Intellectual Property” shall mean any and all intellectual or industrial property rights of any kind throughout the world, both domestic and foreign, existing now or in the future. Intellectual Property includes any and all intellectual or industrial property rights in or to the following:

(a) issued patents, reissued or reexamined patents, revivals of patents, divisions and divisionals thereof, continuations and continuations-in-part of patents, provisional patents, all renewals, revisions and extensions thereof, utility models, and certificates of invention, regardless of country or formal name;

(b) published or unpublished nonprovisional and provisional patent applications claiming the benefit or priority of the filing date of any such application or patent or serving as the basis for priority thereof, including the right to file other or further applications, reexamination proceedings, patent disclosures, invention disclosures and records of invention;

(c) copyrights (including copyrights in Software), copyrightable works, and industrial designs, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights, rights to create derivative works, all applications for registration, registrations, renewals and extensions of registrations, termination rights and reversionary interests in connection with any of the foregoing, together with all other interests accruing by reason of international copyright conventions;

(d) trademarks, service marks, logos, trade names, business and corporate names, trade styles, trade dress, brand names, product names, service names, certification marks, and other words, names, symbols, sounds, devices, designs and other designations that serve as source identifiers, including any common law rights, all goodwill associated with or appurtenant to any of the foregoing, and all applications (including intent to use applications) for registration and registrations thereof, and renewals thereof (“Trademarks”);

(e) domain names and reservations, top level domain names, and applications and registrations therefor, lists of all domain names recorded with the Trademark Clearinghouse and any domain name watch lists, web addresses, internet number assignments and social media handles;

(f) proprietary information and materials, in each case whether tangible or intangible, whether or not patentable or copyrightable, and whether or not reduced to practice, including trade secrets, technology, ideas, research and development, inventions, proprietary models, manufacturing and operating specifications and processes, schematics, know-how, show-how, formulae, algorithms, customer and supplier lists and related information, employee work product, shop rights, designs, drawings, patterns, trade secrets, Confidential Information, technical data, databases, data compilations and collections, data records of inventions, processes, methods, techniques, formulations, recipes, specifications, programs, device schematics, flow charts, state diagrams and sequence diagrams, computer programs, architecture, and all documentation and improvements thereto;

(g) Software that is not patentable or copyrightable or not otherwise addressed in this definition of “Intellectual Property”; and

(h) moral and economic rights of authors, artists and inventors, however denominated, and all other rights of priority and protection of interests therein, and waivers of such rights by others.

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean computers, electronic computing devices, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Knowledge” or “Knowledge of the Sellers” shall mean the knowledge of any of Roshan Mendis, Brad Wilson, David Young, Raj Lalsare, Andrew Caudal, Scott Roberts and Rich Wessels, in each case, following due inquiry.

“Laws” shall mean any law, rule, statute, regulation, by-law, order, ordinance, protocol, code, guideline, treaty, policy, notice, direction or judicial, arbitral, administrative, tribunal, ministerial or departmental judgment, award, decree, treaty or directive enacted or issued by any Governmental Authority. For the avoidance of doubt, “Laws” shall include any Privacy Laws.

“Legacy Assets” shall mean the Assets that are no longer used in the operation of the Business but that were used in the operation of the global online travel business operated under the Transferred Brand prior to January 29, 2014.

“Liabilities” shall mean any direct or indirect liability, indebtedness, responsibility, obligation, commitment, expense, fine, penalty, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all Taxes and reserves including reserves for Taxes.

“Marketing Agreement Termination Date” shall mean January 22, 2015.

“Material Adverse Effect” shall mean any fact, event, change, development, circumstance or effect that is or would be, with the passage of time, reasonably likely to be materially adverse to the condition (financial or otherwise), business, results of operations, Acquired Assets, Assumed Liabilities or operations of the Business taken as a whole.

“ordinary course of business” shall mean the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Open Source Materials” means all Software or other material that is distributed as “free software”, as “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

“Organizational Documents” shall mean (a) the articles or certificate of formation or incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Payment Network Requirements” shall mean all rules, regulations, requirements, specifications, policies, procedures, guidelines and bylaws of any network, association, card brand or the Payment Card Industry Security Standards Council that apply to the receipt, collection, processing, storage, use or transmission of payment transactions or payment cards or Cardholder Data, including the payment card industry data standard security requirements and integrated cardholder information security program established by the Payment Card Industry Security Standards Council (Payment Card Industry Security Standard (PCI-DSS) and Payment Card Industry Payment Application- Data Security Standard (PA-DSS)) with respect to the security requirements applicable to services providers supporting debit, credit, prepaid or other payment cards, as such may be updated from time to time by the PCI Security Standards Council.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents, clearances or registrations of any Governmental Authority other than with respect to formation or organizational status.

“Permitted Encumbrance” shall mean (i) liens for Taxes or governmental assessments not yet due and payable or for Taxes or governmental assessments being contested in good faith through appropriate proceedings for which adequate accruals or reserves have been established in the audited financial statements of Holdings and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent, for which adequate accruals or reserves have been established on the audited financial statements of Holdings.

“Person” shall mean any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority.

“Personal Data” shall mean any data or information with respect to any customer, employee or other individual or that names or identifies an individual, including, without limitation: (i) contact information, including name, street address, phone number, and email address; (ii) user names, passwords, customer IDs, hotel room preferences, frequent flyer accounts, frequent renter accounts, frequent hotel guest accounts, airline seat preferences, airline meal preferences and any other related information; (iii) Sensitive Personal Information; and (iv) personally identifying information that is explicitly defined as a regulated category of data under any Privacy Law. Without limiting the foregoing, Personal Data includes “nonpublic personal information,” “personally identifiable information,” “sensitive authentication data,” and other variations of those terms, as defined under any Privacy Law or Payment Network Requirement, including any persistent identifier that may be used to track, locate, or identify an individual.

“Plan” shall mean (i) each employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction and change in control plan, program, arrangement, agreement, policy or commitment, (ii) each stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, death benefit, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, perquisite, outplacement, welfare benefit, fringe benefit and other similar compensation or benefit plan, program, arrangement, agreement, policy (whether formal or informal) or commitment, including in each case each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Post-Closing Tax Period” shall mean (a) any Tax period beginning after the date hereof and (b) with respect to any Straddle Period, the portion of such Straddle Period beginning after the date hereof.

“Pre-Closing COBRA Liability” means any Liability arising under Section 4980B of the Code in respect of any employee, consultant, director or other service provider (including any Service Provider) (or any beneficiary or dependent of the foregoing), in any case, who does not become a Transferred Employee.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the date hereof and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on (and including) the date hereof, provided, however, that solely with respect to any TSM Taxes, the Pre-Closing Tax Period shall not include the TSM Pre-Closing Tax Period, or the portion of any Straddle Period that includes the TSM Pre-Closing Tax Period.

“Privacy Law” shall mean any applicable Law governing the collection, use, storage or disclosure of information about an identifiable individual.

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Public Debt Rating” shall mean, as of any date, the rating that has been most recently announced by S&P and Moody’s, as the case may be, for the corporate family rating of Holdings (or any other Parent parent entity) or, if any such rating agency shall have issued more than one such rating, the lowest rating issued by such rating agency.

“Purchase Price” shall mean $280,000,000.

“Registered Intellectual Property” shall mean that Acquired Intellectual Property that consists of all domestic and foreign owned by the Sellers (i) patents or patent applications (“Patents”), (ii) registered trademarks and registered service marks, including applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks (collectively, “Registered Trademarks”), (iii) registered copyrights, including applications for copyright registration (collectively, “Registered Copyrights”), and (iv) domain name registrations.

“Seller Carve-Out Representations” shall mean the Seller Carve-Out IP Representations and the representations and warranties set forth in Sections 3.1 (Organization of the Sellers), 3.2 (Authorization), 3.8 (Title to and Sufficiency of Assets), 3.18 (Tax Matters) and 3.20 (No Brokers).

“Seller Carve-Out IP Representations” shall mean the representations and warranties set forth in Sections 3.13(a), 3.13(b), 3.13(c), 3.13(e), 3.13(f) and 3.13(g).

“Seller Plan” shall mean each Plan which is sponsored, maintained or contributed to by any Seller or under which any Seller has, or at any prior time has had, any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any current or former Service Provider, or the spouses, beneficiaries or other dependents thereof.

“Sensitive Personal Information” shall mean Personal Data that consists of an individual’s: (i) Social Security number, Taxpayer Identification Number, passport number, driver’s license number or any other government-issued identification number; (ii) financial account number, with or without any code or password that would permit access to the account; (iii) name or unique identifier in combination with race, religion, ethnicity, trade union membership, biometric information, medical or health information, background check information or sexual orientation; or (iv) Cardholder Data. Sensitive Personal Information is a type of Personal Data.

“Service Provider” shall mean any officer, employee, director, manager, independent contractor or consultant of any Seller primarily dedicated to the Business.

“Seller Shared Assets” shall mean the Assets used in both the Business and one or more other businesses operated by the Sellers or their Affiliates that are primarily used in such other business. For the avoidance of doubt, the assets set forth on Schedule 7.1(a) shall not constitute Seller Shared Assets.

“Software” shall mean (i) software, computer programs, applications for computing devices, tablets, smart phones or other electronic devices, firmware, middleware, application programming interfaces, programming tools, software implementations of algorithms, models and methodologies, and internet websites, website content and social media content, in each case whether in source code, object code, executable or binary code, (ii) databases and data collections, (iii) architectural and design specifications, descriptions, schematics flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (iv) all files, records, and documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, and (v) any translations of any of the foregoing.

“Sponsors” shall mean TPG Global, LLC, Silver Lake Management, L.L.C., and each of their respective Affiliates.

“Straddle Period” shall mean any Tax period beginning before or on the date hereof and ending after the date hereof.

“Tangible Personal Property” shall mean all IT Assets, furniture, equipment, inventory and other tangible personal property used by any Seller in connection with the Business, including any such furniture, equipment, inventory or other tangible personal property used by any Seller pursuant to a lease or similar right.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, including abandoned or unclaimed property holder reports, and including any amendment thereof, filed or required to be filed with any Governmental Authority.

“Tax” or “Taxes” means any tax, duty, charge or other similar levy of any kind whatsoever (including any fee, assessment, or other charges in the nature of or in lieu of any tax) levied or imposed by any supranational, national, federal, state, provincial, local, foreign or other Governmental Authority, including any income, gross receipts, branch profits, payroll, customs duties, capital stock, windfall profits, escheat, unclaimed or abandoned property, environmental, ad valorem, value added, severance, social security, unemployment, disability, hotel or room occupancy, accommodations, transient lodging, tourist development, tourist conventions, real property, personal property, real property transfer, documentary stamp, ad valorem, value added, production, sales, goods and services, use, transfer, registration, license, excise, franchise, net worth, business & occupation, commercial activity, fuel, employment, alternative or add-on minimum, estimated tax, or similar taxes, together with any interest, additions or penalties with respect thereto, in each case whether disputed or not, whether or not recorded on the financial statements of the applicable Person and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract, or otherwise.

“Transferred Brand” shall mean the Trademark “Travelocity”.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“TSM Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) beginning on or after August 22, 2013 and ending before the Marketing Agreement Termination Date.

“TSM Taxes” shall mean the “TSM Solution Taxes,” “Travel Taxes,” “Transaction Taxes,” and “TSM Unclaimed Property Liabilities” addressed under Sections 17.9 and 21 of the Marketing Agreement, and any schedule or exhibit to the Marketing Agreement referenced therein.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section

Acquired Assets	1.1
Acquired Business	5.1(c)

Defined Term	Section

Agreement	Preamble
Allocation	5.3(a)
Assignment of Contract Rights	2.2(a)(iv)
Assignment of Intellectual Property Rights	2.2(b)(vi)
Assumed Contracts	1.1(a)
Assumed Liabilities	1.3
Bill of Sale	2.2(b)(iv)
Buyer	Preamble
Buyer Plan	5.4(b)
Buyer Indemnitees	6.2(a)
Cap	6.2(b)(ii)
Claim Notice	6.4(a)
Closing	2.1
Competing Business	5.1(c)
Contractors	3.14(c)(ii)
Damages	6.2(a)
Data Handling	3.13(h)
Employees	3.14(c)(i)
Employer	5.1(b)(ii)
Escrow	5.14
Escrow Account	5.14
Escrow Agent	5.14
Escrow Amount	5.14
Excluded Assets	1.2
Excluded Claims	1.2(g)
Excluded Liabilities	1.4
Financial Statements	3.11
GDS Side Letter Agreement	2.2(a)(v)
Guarantor	Preamble
Holdings	5.1(c)
Indemnifying Party	6.4(a)
Indemnitees	6.3(a)
Legacy Patents	5.12(d)
Marketing Agreement	Recitals
Material Contract	3.9(b)
Offer Date	5.4(a)
Parent	Preamble
Potential Employees	5.4(a)
Purchase Price Cap	6.2(b)(iii)
Put-Call Agreement	Recitals
Restricted Employee	5.1(b)(ii)
Restricted Period	5.1(b)(i)
Seller	Preamble
Sellers	Preamble
Seller Indemnitees	6.3(a)
Specified Claim	6.4(a)
Straddle Claim	1.2(g)
Tax Proceeding	5.3(e)
Termination Agreement	2.2(a)(i)

Defined Term	Section

Third Party Claim	6.4(a)
Threshold Amount	6.2(b)(i)
Trademarks	7.1
Transfer Taxes	5.3(h)
Transferred Employees	5.4(a)
Transition Services Agreement	2.2(a)(iii)
Travelocity Affiliate Sellers	Preamble
Unaudited Balance Sheet	3.11
VDA	5.3(e)
WARN Act	5.4(e)

7.2 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail or confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by a recognized overnight delivery service (e.g. Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Sellers, addressed to:

Sabre GLBL Inc.

3150 Sabre Dr.

Southlake, Texas 76092

Attn: Michael Gasparro, Corporate Development

Telephone: (682) 605-6292

Fax: (682) 605-0116

E-Mail: michael.gasparro@sabre.com

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn: Paul J. Shim, Esq.

Telephone: (212) 225-2930

Fax: (212) 693-9762

E-Mail: pshim@cgsh.com

If to Buyer, addressed to:

Expedia, Inc.

333 108th Ave NE

Bellevue, WA 98004

Attn: General Counsel

Telephone: (425) 679-3644

Fax: (425) 679-7251

E-Mail: bdzielak@expedia.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

Attn: Jason H. Silvera, Esq.

          Jordan A. Miller, Esq.

Telephone: (213) 485-1234

Fax: (213) 891-8763

E-Mail: jason.silvera@lw.com; jordan.miller@lw.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

7.3 Rules of Construction; Interpretation. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. References to Articles or Sections herein refer to Articles or Sections of this Agreement unless otherwise specified, and references to Schedules herein refer to the Disclosure Schedules as defined herein. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

7.4 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.5 Entire Agreement. This Agreement, including the Exhibits hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto.

7.6 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Sellers or Buyer without the prior written consent of Buyer, in the case of the Sellers, or the Sellers, in the case of Buyer. Buyer may, without the consent of the Sellers, assign all or any portion of its rights and obligations hereunder to (a) an Affiliate of Buyer or (b) a successor in interest (or its equivalent) to all or substantially all of its capital stock or assets, whether by merger, acquisition, consolidation or otherwise. No such assignment shall release the assignor from any of its obligations hereunder.

7.7 Amendment or Modification. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Buyer and Seller (on behalf of the Sellers).

7.8 Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

7.10 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Indemnitees shall be considered third-party beneficiaries of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

7.11 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.12 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or Federal court located in New Castle County in the State of Delaware, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (a) agrees not to commence any such Action or proceeding except in such courts, (b) agrees that any claim in respect of any such Action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action or proceeding in any such Delaware State or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party agrees that (x) this Agreement involves at least $100,000.00 and (y) this Agreement has been entered into by the parties in express reliance upon 6 Del. C. § 2708. Each party hereto irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 7.2. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law and each of the parties hereto hereby irrevocably and unconditionally agrees, to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process.

7.13 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity and that each party hereto agrees to waive any requirements for the securing or posting of any bond or other security in connection with such remedy. In the event an Action should be brought in equity to enforce the provisions of this Agreement, each party agrees that it shall not allege, and each party hereby waives the defense, that there is an adequate remedy at law.

7.15 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

7.16 Independent Investigation; No Other Representations and Warranties

(a) Buyer has conducted its own independent investigation, review and analysis of the Acquired Assets and the Assumed Liabilities. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Acquired Assets, the Assumed Liabilities and the Business for such purpose.

(b) Buyer acknowledges and agrees that other than the representations and warranties expressly set forth in Article III of this Agreement, none of the Sellers, any of the Sellers’ Affiliates or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Business, the Acquired Assets or the Assumed Liabilities, including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Business following the Closing, or (C) the accuracy or completeness of any information regarding the Business, the Acquired Assets or the Assumed Liabilities made available to Buyer and its Representatives in connection with this Agreement or their investigation of the Business.

(c) Notwithstanding anything herein to the contrary, the Sellers make no representation or warranty with respect to any acts or omissions by or on behalf of Buyer or its Affiliates in connection with the Marketing Agreement.

7.17 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

7.18 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.19 Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

7.20 Guarantee. Guarantor hereby unconditionally and irrevocably guarantees in favor of the Sellers the due and punctual performance by Buyer of Buyer’s obligations hereunder. Guarantor hereby agrees that the Sellers shall not have to proceed first against Buyer in respect of any such obligations before exercising their rights under this guarantee against Guarantor and, upon the exercise of the rights of the Sellers under this guarantee, agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

TERRAPIN, INC.

By:	/s/ Eric Hart
Name:
Title:

EXPEDIA, INC.
(solely for purposes of Section 7.20)

By:	/s/ Mark Okerstrom
Name:
Title:

[Asset Purchase Agreement Signature Page]

SABRE GLBL INC.

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

TRAVELOCITY.COM LP

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

TRAVELOCITY HOLDINGS, INC.

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

TVL COMMON, INC.

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

TRAVELOCITY.COM LLC

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

[Asset Purchase Agreement Signature Page]

TRAVELOCITY HOLDINGS I, LLC

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

TRAVELOCITY SERVICES CANADA LTD.

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

SITE59.COM LLC

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

TRAVELOCITY GMBH

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

TRAVELOCITY AUSTRALIA PTY LTD.

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

TRAVELOCITY INTERNATIONAL B.V.

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

[Asset Purchase Agreement Signature Page]

TRAVELOCITY GLOBAL TECHNOLOGIES PRIVATE LIMITED

By:	/s/ Michael Gasparro
Name: Michael Gasparro
Title: Authorized Representative

[Asset Purchase Agreement Signature Page]

Annex A

Travelocity Holdings, Inc.

TVL Common, Inc.

Travelocity.com LLC

Travelocity Holdings I, LLC

Travelocity Services Canada Ltd.

Site59.com LLC

Travelocity GmbH

Travelocity Australia Pty Ltd.

Travelocity International B.V.

Travelocity Global Technologies Private Limited